Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

ASSOCIATED BANC-CORP

AND

BANK MUTUAL CORPORATION

DATED AS OF JULY 20, 2017

Index - i

5.7	Operating Functions	18

5.8	Acquisition Proposals	18

5.9	Section 16 Matters	19

ARTICLE VI	Buyer Covenants	19

6.1	Operation and Maintenance of the Buyer Business	19

6.2	Information	19

6.3	Schedules	21

6.4	Intentionally Omitted	21

6.5	Information Provided to the Company	21

6.6	Indemnification	22

6.7	Board Representation	24

6.8	Authorization and Reservation of Buyer Common Stock	24

6.9	Stock Exchange Listing	24

6.10	Section 16 Matters	24

ARTICLE VII	Covenants of All Parties	24

7.1	Regulatory Approvals	24

7.2	SEC Registration	25

7.3	Publicity	25

7.4	Reasonable Best Efforts; Cooperation; Takeover Statutes	26

7.5	Reorganization	26

7.6	Employees and Employee Benefits	27

7.7	Dividends	29

7.8	Shareholder Litigation	29

ARTICLE VIII	REPRESENTATIONS AND WARRANTIES OF the Company	29

8.1	Corporate Organization, Power and Authorizations	30

8.2	Authorization of Transaction	30

8.3	Capital Stock and Related Matters	31

8.4	Absence of Conflicts	32

8.5	Financial Statements; SEC Reports	32

8.6	Recent Developments	34

8.7	Title to, Condition and Sufficiency of Assets	35

8.8	Taxes	35

Index - ii

8.9	Contracts and Commitments	36

8.10	Proprietary Rights	37

8.11	Litigation; Proceedings	37

8.12	Brokerage	37

8.13	Governmental Licenses and Permits; Reports	38

8.14	Regulatory Matters	38

8.15	Investment Securities	39

8.16	Employee Benefit Plans	40

8.17	Insider Transactions	41

8.18	Compliance with Laws	41

8.19	Environmental Matters	41

8.20	Employees	42

8.21	Insurance	42

8.22	Loan Portfolio	43

8.23	State Takeover Laws	43

8.24	Opinion	43

ARTICLE IX	REPRESENTATIONS AND WARRANTIES OF buyer	43

9.1	Organization and Power	44

9.2	Authorization of Transaction	44

9.3	Capital Stock and Related Matters	44

9.4	Absence of Conflicts	45

9.5	Brokerage	46

9.6	Financial Statements; SEC Reports	46

9.7	Recent Developments	47

9.8	Title to, Condition and Sufficiency of Assets	48

9.9	Litigation	48

9.10	Taxes	48

9.11	Regulatory Matters	49

9.12	Insider Transactions	50

9.13	Compliance with Laws	50

ARTICLE X	TERMINATION	50

10.1	Termination	50

Index - iii

10.2	Effect of Termination	51

ARTICLE XI	ADDITIONAL AGREEMENTS	51

11.1	Expenses	51

11.2	Termination Fee	52

11.3	Specific Performance	53

11.4	Nonsurvival of Representations and Warranties	53

ARTICLE XII	MISCELLANEOUS	53

12.1	Amendment and Waiver	53

12.2	Notices	53

12.3	Binding Agreement; Assignment	54

12.4	Severability	54

12.5	No Strict Construction	54

12.6	Captions	55

12.7	Entire Agreement	55

12.8	Counterparts	55

12.9	Governing Law; Jurisdiction and Venue	55

12.10	Parties in Interest	55

12.11	Other Definitional Provisions	56

Index - iv

EXHIBITS

Exhibit A	Defined Terms
Exhibit B	Director Voting Agreement

SCHEDULES

5.1	Operation and Maintenance of the Business
5.2	Negative Covenants
5.2(k)	Existing Sale Contracts
5.2(p)	Company Capital Expenditure Budget
5.2(r)	Branch Closure Applications
6.6(e)	Indemnification Premiums
7.6(d)	Employees and Employee Benefits
8.3	Subsidiaries of the Company
8.4	Absence of Conflicts
8.6	Recent Developments
8.7	Real Property
8.8	Taxes
8.9	Contracts; Absence of Breach, Cancellation or Repudiation
8.10	Proprietary Rights; Ownership; Infringement
8.11	Litigation; Proceedings
8.12	Brokerage
8.13	Authorizations
8.14	Regulatory Matters
8.16	Employee Benefits Plans
8.17	Insider Transactions
8.18	Compliance with Laws
8.19	Environmental Matters
8.20	Labor Disputes
8.21	Insurance
8.22	Loan Portfolio
9.10	Buyer Taxes
9.12	Buyer Insider Transactions

Index - v

INDEX OF DEFINED TERMS

TERM	SECTION

Acquisition Proposal	Exhibit A

Adjusted Stock Option	3.7(a)

Adverse Recommendation	5.5(a)

Affiliate	Exhibit A

Agreement	Preamble

Articles of Merger	1.2

Authorizations	8.13(a)

Bank	Exhibit A

Bank Merger	1.3

Bank Merger Agreement	1.3

Bank Merger Certificates	1.3

BHC Act	Exhibit A

Borrowing Affiliate	5.2(g)

Buyer	Preamble

Buyer Bank	Exhibit A

Buyer Benefit Plans	7.6(a)

Buyer Board	Recitals

Buyer Common Stock	Exhibit A

Buyer Common Stock Price	Exhibit A

Buyer Financial Statements	9.6(a)

Buyer Investigating Parties	5.3(a)

Buyer NDA	5.3(a)

Buyer Schedules	6.3(a)

Buyer SEC Report	Exhibit A

Closing	Exhibit A

Closing Date	4.1(a)

Closing Transactions	4.1(b)

Code	Recitals

Commercial Tax Agreement	Exhibit A

Index - vi

Companies	Exhibit A

Company	Preamble

Company 401(k) Plan	7.6(e)

Company Board	Recitals

Company Common Stock	Exhibit A

Company Equity Plan	Exhibit A

Company Financial Statements	8.5(a)

Company Investigating Parties	6.2(a)

Company Plan	Exhibit A

Company Proprietary Rights	8.10(a)

Company Restricted Stock Award	Exhibit A

Company Schedules	5.4(a)

Company SEC Report	Exhibit A

Company Shareholder Approval	5.5(a)

Company Shareholders	Exhibit A

Company Shareholders Meeting	5.5(a)

Company Stock Certificates	3.2(c)

Company Stock Option	Exhibit A

Company Subsidiaries	Exhibit A

Consent	Exhibit A

Constituent Corporations	Recitals

Contemplated Transactions	Exhibit A

Contract	Exhibit A

Conversion Fund.	3.2(b)

Covered Employees	7.6(a)

Customary Exceptions	Exhibit A

Designated Director	6.7

Dollars or $ 12.11

Effective Time.	1.2

Environment	Exhibit A

Environmental and Safety Requirements	Exhibit A

Environmental Lien	Exhibit A

Index - vii

ERISA	Exhibit A

ERISA Affiliate	Exhibit A

Exchange	Exhibit A

Exchange Act	Exhibit A

Exchange Agent	3.2(a)

Exchange Agent Agreement	3.2(a)

Exchange Ratio	3.1

Expenses	6.6(a)

FDIC	Exhibit A

FRB	Exhibit A

GAAP	Exhibit A

Governmental Entity	Exhibit A

Hazardous Materials	Exhibit A

HSR Act	8.4(b)

Indemnification Proceeding	6.6(a)

Indemnified Party	6.6(a)

Insider	Exhibit A

IRS Guidelines	7.5(b)

Knowledge	Exhibit A

Legal Requirements	Exhibit A

Lien	Exhibit A

Loan	Exhibit A

Losses	Exhibit A

Material Adverse Effect	Exhibit A

Material Contract	Exhibit A

Merger	Recitals

Merger Consideration	3.1

NYSE	8.4(b)

OCC	Exhibit A

Parties	Exhibit A

PBGC	8.16(e)

Per Share Stock Consideration	3.1

Index - viii

Permitted Liens	Exhibit A

Person	Exhibit A

Proprietary Rights	Exhibit A

Proxy Statement	Exhibit A

RBC Capital Markets	8.12

Real Property	Exhibit A

Registration Statement	Exhibit A

Regulatory Approvals	Exhibit A

Regulatory Authority	Exhibit A

Requisite Regulatory Approvals	4.2(e)

Sarbanes-Oxley Act	8.5(d)

SEC	Exhibit A

Securities Act	Exhibit A

Subsidiary	Exhibit A

Superior Proposal	Exhibit A

Surviving Corporation.	Recitals

Takeover Statute	Exhibit A

Tax	Exhibit A

Tax Return	Exhibit A

Taxable	Exhibit A

Taxes	Exhibit A

Taxing	Exhibit A

Termination Date	10.1(b)

Termination Fee	11.2(a)

Title IV Company Plan	Exhibit A

Transaction Documents	Exhibit A

Transition Date	Exhibit A

WBCL	Recitals

WDFI	1.2

Index - ix

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of July 20, 2017, by and between BANK MUTUAL CORPORATION, a Wisconsin corporation (the “Company”), and ASSOCIATED BANC-CORP, a Wisconsin corporation (“Buyer”). Unless defined herein, capitalized terms used in this Agreement are defined in Exhibit A.

WITNESSETH

WHEREAS, the board of directors of the Company (the “Company Board”) and the board of directors of Buyer (the “Buyer Board”) deem it advisable and in the best interests of their respective corporations and such corporations’ shareholders to consummate the merger of the Company with and into the Buyer (the “Merger”) on the terms and subject to the conditions set forth herein and in accordance with the provisions of the Wisconsin Business Corporation Law (the “WBCL”). Buyer and the Company are sometimes collectively referred to herein as the “Constituent Corporations” and Buyer, following the effectiveness of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

WHEREAS, the Company Board and the Buyer Board have approved the Merger upon the terms and subject to the conditions of this Agreement and, in accordance with the applicable provisions of the WBCL, approved and declared the advisability of entering into this Agreement.

WHEREAS, the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement, and the Parties also agree to certain prescribed conditions to the Merger and other transactions, in each case as set forth herein.

WHEREAS, the members of the Company Board have agreed to execute and deliver to Buyer a voting agreement substantially in the form of Exhibit B.

NOW, THEREFORE, in consideration of the Recitals, the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the merger and the mode of carrying the same into effect, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1          The Merger. Subject to the terms and conditions hereof, at the Effective Time, the Company shall be merged with and into Buyer and the separate existence of the Company shall thereupon cease, and Buyer shall be the surviving corporation in the Merger. The Merger will have the effect set forth in the WBCL, this Agreement and the Articles of Merger and, without limiting the foregoing, all properties, rights, privileges, powers and franchises of the Constituent Corporations will vest in the Surviving Corporation without reversion or impairment as provided under the WBCL. The Surviving Corporation shall have all liabilities of the Constituent Corporations as provided under the WBCL.

1.2           Effective Time of the Merger. The Merger shall become effective as of the time and date of filing of the Articles of Merger, in a form consistent with the provisions of this Agreement (the “Articles of Merger”), with the Wisconsin Department of Financial Institutions (“WDFI”) in accordance with the provisions of the WBCL or, if mutually agreed upon by the Parties, at the time specified in the Articles of Merger, if later than the time of filing. As part of the Closing, the Parties shall cause the Articles of Merger to be properly executed and filed in accordance with the WBCL and shall make all other filings or recordings required by the WBCL to effectuate the Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

1.3          Bank Merger. Immediately following the Merger, or at such later time as Buyer may determine in its sole discretion, the Bank will merge (the “Bank Merger”) with and into Buyer Bank. Buyer Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. Promptly following the date of this Agreement, the Parties will cause Buyer Bank and the Bank to enter into a customary agreement and plan of merger (the “Bank Merger Agreement”), which Bank Merger will be subject to completion of the Merger and which Bank Merger Agreement shall automatically terminate upon any termination of this Agreement. Prior to the Effective Time, the Company shall cause the Bank, and Buyer shall cause Buyer Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger following the Merger (“Bank Merger Certificates”).

ARTICLE II

THE SURVIVING CORPORATION

2.1          Articles of Incorporation. The Articles of Incorporation of the Buyer, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation immediately after the consummation of the Merger.

2.2          Bylaws. The Bylaws of the Buyer, as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation immediately after the consummation of the Merger.

2.3          Directors. The directors of Buyer holding office immediately prior to the consummation of the Merger shall be the directors of the Surviving Corporation as of the Effective Time, subject to the provisions of Section 6.7 of this Agreement.

2.4          Officers. The officers of Buyer holding office immediately prior to the consummation of the Merger shall be the officers of the Surviving Corporation as of the Effective Time, subject to the provisions of Section 6.7 of this Agreement.

ARTICLE III

CONVERSION OF SHARES

3.1          Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company, or the holder of any shares of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, will be converted, subject to the fractional share procedures in Section 3.5, into the right to receive 0.422 fully paid and nonassessable shares (the “Exchange Ratio”) of Buyer Common Stock (the “Per Share Stock Consideration”).

The total stock consideration to be paid by Buyer in respect of shares of Company Common Stock is referred to herein as the “Merger Consideration”.

Notwithstanding anything in this Section 3.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Common Stock held in the Company’s treasury and each share of Company Common Stock owned directly or indirectly by Buyer (other than shares held in a fiduciary capacity or in connection with debts previously contracted) will be cancelled and no shares of Buyer Common Stock or other consideration will be issued or paid in exchange therefor.

3.2          Exchange of Company Stock Certificates.

(a)        The Parties to this Agreement agree: (i) that Wells Fargo Shareowner Services or another bank or trust company designated by Buyer and reasonably acceptable to the Company shall serve, pursuant to customary terms of an exchange agent agreement (the “Exchange Agent Agreement”), as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) to execute and deliver the Exchange Agent Agreement at or prior to the Effective Time.

(b)        At or prior to the Effective Time, Buyer shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article III: (i) a sufficient number of shares of Buyer Common Stock for payment of the Merger Consideration pursuant to Section 3.1, and (ii) sufficient cash for payment of cash in lieu of any fractional shares of Buyer Common Stock in accordance with Section 3.5. Such amount of cash and shares of Buyer Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to as the “Conversion Fund.”

(c)        Within five (5) business days after the Closing Date, Buyer shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing such shares of Company Common Stock (the “Company Stock Certificates”) a letter of transmittal and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates to the Exchange Agent) for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.

(d)       No interest will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a Company Stock Certificate.

(e)        After the Effective Time, there shall be no transfers of Company Common Stock (or rights related thereto) on the stock transfer books of the Company.

(f)        No dividends or other distributions declared with respect to Buyer Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article III. Promptly after the surrender of a Company Stock Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 3.1.

(g)        Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Corporation, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation, or its successors in interest, for issuance of Buyer Common Stock and/or cash pursuant to the Merger Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Buyer Common Stock. Notwithstanding the foregoing, none of the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)        In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article III, shares of Buyer Common Stock pursuant to the Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

(i)        If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration per share shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

3.3          Intentionally Omitted.

3.4         Cancellation of Shares. At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Company Stock Certificates that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent the number of shares of Buyer Common Stock into which they were converted pursuant to this Article III.

3.5         No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Buyer Common Stock shall be issued as Merger Consideration in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Buyer Common Stock pursuant to this Article III shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying Buyer Common Stock Price by the fractional share of Buyer Common Stock to which such former holder would otherwise be entitled.

3.6         Buyer Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company, or the holder of any shares of Buyer Common Stock, the shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

3.7         Company Equity Awards.

(a)        At the Effective Time, each Company Stock Option shall be converted automatically into an option (an “Adjusted Stock Option”) to purchase, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (including by giving effect to any accelerated vesting as a result of the Merger), the number of shares of Buyer Common Stock (rounded down to the nearest whole number of shares of Buyer Common Stock) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, which Adjusted Stock Option shall have an exercise price per share of Buyer Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, by (2) the Exchange Ratio.

(b)        At the Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time and vests upon the Effective Time in accordance with its terms as in effect as of the date hereof shall be converted automatically into the right to receive the Merger Consideration in respect of each share of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time, less applicable tax withholdings.

(c)        At the Effective Time, any Company Restricted Stock Award that is outstanding as of the Effective Time and does not vest upon the Effective Time in accordance its terms as in effect on the date hereof shall be converted into an award of restricted shares of Buyer Common Stock with the same terms and conditions as were applicable under such Company Restricted Stock Award immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Buyer Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Buyer Common Stock.

(d)        At or prior to the Effective Time, the Company, the Company Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 3.7. Promptly after the Closing, Buyer shall register under the Securities Act the shares of Buyer Common Stock issuable pursuant to the Company Restricted Stock Awards.

3.8         Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Exchange Agent, Buyer, and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV

CLOSING

4.1          Closing Transactions.

(a)          Closing. Unless otherwise agreed to by the Company and Buyer or unless this Agreement shall have been terminated in accordance with Article X, the Closing will occur at 10:00 a.m. (Central time) on the date that is five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in this Article IV (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by the Company and Buyer. The date upon which the Closing actually occurs is referred to as the “Closing Date.”

(b)          Closing Transactions. Subject to satisfaction or waiver of the conditions set forth in Sections 4.2 and 4.3, the Parties will consummate the following transactions at the Closing (the “Closing Transactions”):

(i)        there will be delivered to Buyer and the Company, as applicable, the certificates and other documents and instruments required to be delivered to such Parties under Sections 4.2 and 4.3;

(ii)        Buyer and the Company shall cause the Articles of Merger to be properly executed and filed in accordance with the WBCL, and shall take any and all other lawful actions and do any and all other lawful things necessary to effect the Merger and to enable the Merger to become effective; and

(iii)        the Parties shall complete the transactions described in Section 3.2.

4.2          Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Closing Transactions is subject to the satisfaction (or waiver by Buyer in writing) of the following conditions as of the time of the Closing:

(a)          The representations and warranties of the Company set forth in (i) Sections 8.3 and 8.6(a) shall be true and correct (other than, the case of Section 8.3, such failures to be true and correct as are insignificant) in each case of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as if made on and as of the Closing Date, and (ii) Sections 8.1, 8.2 and 8.4(a) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as if made on and as of the Closing Date. All other representations and warranties set forth in Article VIII (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranty) will be true and correct in all respects at and as of the date of this Agreement and the Closing Date, as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have a Material Adverse Effect on the Company;

(b)          The Company will have performed and complied, in all material respects, with all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)          No judgment, decree, injunction or order of any Governmental Entity of competent jurisdiction shall be in effect as of the Closing that restrains or prevents the consummation of the transactions contemplated by this Agreement, and there shall not be any Legal Requirement enacted or deemed applicable to this Agreement that makes consummation of the transactions contemplated by this Agreement illegal;

(d)          No action or proceeding brought by any Governmental Entity seeking a judgment, decree, injunction or order that would restrain or prevent the consummation of the Closing Transactions shall be pending;

(e)          All regulatory authorizations, consents, orders or approvals (w) from the federal Regulatory Authorities, (x) the approval of the WDFI, to the extent required under Wis. Stats. Chapter 221, (y) required, if any, under the HSR Act, and (z) set forth in Sections 8.4 and 9.4 which are necessary to consummate the transaction contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer or the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”);

(f)           The Company shall have received the requisite Company Shareholder Approval;

(g)          On or prior to the Closing Date, Buyer shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Buyer, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Company and Buyer;

(h)          The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

(i)          On or prior to the Closing Date, the Company will have delivered to Buyer all of the following (dated as of the Closing Date, except as otherwise indicated):

(i)        Certificates, each dated not earlier than twenty (20) days prior to the Closing Date, of the secretary of state or similar Governmental Entity of the jurisdiction under the laws of which each of the Companies is organized and stating that such company is in good standing or has comparable active status in such jurisdiction;

(ii)        A certificate from the chief executive officer or chief financial officer of the Company certifying that each of the conditions set forth in Sections 4.2(a) and 4.2(b) has been and is satisfied as of the time of the Closing;

(iii)        A certificate from the Secretary or an Assistant Secretary of the Company certifying that the Merger has been approved by the requisite vote of the shareholders of the Company; and

(iv)        Such other documents or instruments as Buyer reasonably requests and as are reasonably necessary to effect the transactions contemplated by this Agreement.

4.3          Conditions to the Company’s Obligations. The obligation of the Company to consummate the Closing Transactions is subject to the satisfaction (or waiver by the Company in writing) of the following conditions as of the time of the Closing:

(a)         The representations and warranties of Buyer set forth in (i) Sections 9.3 and 9.7 shall be true and correct (other than, the case of Section 9.3, such failures to be true and correct as are insignificant) in each case of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as if made on and as of the Closing Date, and (ii) Sections 9.1, 9.2 and 9.4(a) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as if made on and as of the Closing Date. All other representations and warranties set forth in Article IX (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranty) will be true and correct in all respects at and as of the date of this Agreement and the Closing Date, as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby;

(b)         Buyer will have performed and complied: (i) in all respects with the obligations of Buyer under Section 3.2(b); and (ii) in all material respects, with all of the other covenants and agreements required to be performed by Buyer under this Agreement at or prior to the Closing;

(c)         No judgment, decree, injunction or order of any Governmental Entity of competent jurisdiction shall be in effect as of the Closing that restrains or prevents the consummation of the transactions contemplated by this Agreement, and there shall not be any Legal Requirement enacted or deemed applicable to this Agreement that makes consummation of the transactions contemplated by this Agreement illegal;

(d)         No action or proceeding brought by any Governmental Entity seeking a judgment, decree, injunction or order that would restrain or prevent the consummation of the Closing Transactions shall be pending;

(e)         The Requisite Regulatory Approvals shall have been obtained;

(f)         The Company shall have received the requisite Company Shareholder Approval;

(g)          On or prior to the Closing Date, the Company shall have received an opinion of Quarles & Brady LLP in form and substance reasonably satisfactory to the Company to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Company and Buyer;

(h)          The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

(i)           On or prior to the Closing Date, Buyer will have delivered to the Company all of the following:

(i)         Certificates, each dated not earlier than twenty (20) days prior to the Closing Date, of the secretary of state or similar Governmental Entity of the jurisdiction under the laws of which Buyer is organized and stating that Buyer is in good standing or has comparable active status in such jurisdiction;

(ii)        A certificate of the chief executive officer or chief financial officer of Buyer dated as of the Closing Date certifying that each of the conditions set forth in Sections 4.3(a) and 4.3(b) has been and is satisfied as of the time of the Closing;

(iii)        A certificate from the Secretary or an Assistant Secretary of Buyer certifying that the Merger has been approved by the board of directors of Buyer;

(iv)        Documentation evidencing a fully paid extended period policy of insurance as contemplated by Section 6.6(e) on terms and conditions provided for thereunder;

(v)        The Exchange Agent Agreement duly executed by Buyer and the Exchange Agent;

(vi)        Evidence of listing on the Exchange of the shares of Buyer Common Stock to be issued in the Merger; and

(vii)        Such other documents or instruments as the Company reasonably requests and are reasonably necessary to effect the transactions contemplated by this Agreement.

4.4          Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the Parties to this Agreement that, until the Closing, neither Buyer nor the Company by reason of this Agreement shall be deemed (until consummation of the Merger) to control, directly or indirectly, the other Party or any of its respective subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other Party or any of its respective subsidiaries.

ARTICLE V

Pre-Closing Company Covenants

5.1          Operation and Maintenance of the Company Business. Prior to the Closing, unless disclosed on Schedule 5.1 or unless Buyer otherwise consents in writing, the Company will and will cause its Subsidiaries to:

(a)          conduct their business and operations only in the ordinary course of business consistent with past practice;

(b)          use commercially reasonable efforts, consistent with sound business practice, to keep in full force and effect its existence and all material rights, franchises, proprietary rights and contractual rights relating or pertaining to their business; and

(c)          maintain their assets in such general state of repair as is reasonably necessary for the conduct of their business consistent with then present needs and past practices, including replacement in accordance with reasonably prudent business practices of any inoperable, worn out or obsolete assets with assets of quality consistent with reasonably prudent business practices and then current needs and, in the event of a condemnation, casualty, loss or other material damage to any of the assets prior to the Closing Date, either use commercially reasonable efforts to repair or replace such condemned or damaged property through (and only to the extent of) the use of the proceeds of such condemnation or insurance, or preserve such proceeds for use by the Surviving Corporation following the Effective Time.

5.2          Negative Covenants. Prior to the Closing, without Buyer’s prior written consent, which may not be unreasonably withheld, except as identified on Schedule 5.2 the Company will not and will cause its Subsidiaries not to:

(a)          knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of the Parties to obtain any necessary Requisite Regulatory Approval, the Company Shareholder Approval or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

(b)           in each case, other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Subsidiary of the Company);

(c)           (i)        adjust, split, combine or reclassify any capital stock;

(ii)       make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by the Company at a rate not in excess of $0.055 per share of the Company Common Stock, (B) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, or (C) the acceptance of shares of the Company Common Stock as payment for the exercise price of the Company Stock Options or for withholding taxes incurred in connection with the exercise of the Company Stock Options or the vesting of the Company Restricted Stock Awards, if any, in each case, in accordance with the terms of the applicable award agreements as in effect as of the date hereof);

(iii)        grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)        issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares of Company Common Stock upon the exercise of the Company Stock Options or the vesting of the Company Restricted Stock Awards, in each case, outstanding as of the date hereof;

(d)           (i)       terminate, materially amend, or waive any material provision of, any Material Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business consistent with past practice, (ii) enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement, other than in the ordinary course of business, or (iii) enter into any Contract, other than any confidentiality agreement, which imposes any non-compete or client or customer non-solicit requirement or any other provision that imposes any material geographic or other restriction upon the ability of any of the Companies (or, after the Merger, Buyer and its Subsidiaries) to freely engage in any line of business anywhere in the world or require any of the Companies (or, after the Merger, Buyer and its Subsidiaries) to purchase or sells goods or services on an exclusive basis;

(e)           (i)       increase the base salary of any employee, director, independent contractor or consultant other than increases in base salary for employees (excluding any employee with an individual employment agreement with the Company) in the ordinary course of business consistent with past practice (including due to promotions in the ordinary course of business consistent with past practice) that do not exceed three (3) percent of the aggregate cost of all employee annual base salaries and wage rates in effect as of the date hereof, (ii) adopt or make any change to any employee benefit plan, other than (A) amendments to welfare benefit plans (other than severance plans) in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining such employee benefit plan, or (B) the annual extension of existing employment agreements for one year in the ordinary course of business consistent with past practice and without any amendments to such agreements, (iii) accelerate the vesting of any equity-based awards or compensation, other than any acceleration required by the existing terms of any such awards or compensation, (iv) establish, amend or fund any rabbi trust or similar arrangement, (v) terminate the employment or services of or hire any employee, director or independent contractor whose annual base compensation is greater than $60,000, other than terminations for cause, (vi) enter into or amend any collective bargaining agreement or similar arrangement, in each case other than as required by law or required by the terms of any existing agreement or employee benefit plan or (vii) except as required by law or as mandated by accounting or tax standards or rules, materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or materially change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined;

(f)           enter into loan transactions not in accordance with, or consistent with, past practices of the Bank or that are on terms and conditions that, to the knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

(g)         (i)        enter into any new credit or new lending relationships greater than Twenty Million Dollars ($20,000,000) that would require an exception to the Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy; (ii) make any single new loan in excess of Twenty Million Dollars ($20,000,000); or (iii) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;

(h)          except for debt workouts in the ordinary course of business consistent with past practice, settle any material claim, suit, action or proceeding in an amount and for consideration in excess of $250,000 individually or $750,000 in the aggregate or that would impose material restrictions on the business of it or its Subsidiaries or Buyer or its Subsidiaries;

(i)            amend the articles or certificate of incorporation, bylaws, operating agreement or other organizational document of any of the Companies;

(j)            merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries

(k)          sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for (i) pursuant to Contracts specified on Schedule 5.2(k) entered into prior to the date of this Agreement, (ii) sales of properties on the Company’s surplus or for sale property list at amounts at or exceeding their value on the books and records of the Company as of the date hereof, or (iii) other sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business that do not, together with other such transactions, represents an aggregate net book value of more than One Million Dollars ($1,000,000);

(l)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(m)         except for transactions in the ordinary course of business consistent with past practice (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of the Company;

(n)          materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(o)          enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity;

(p)          make, or commit to make, any capital expenditures in excess of $1,000,000 in the aggregate, other than as disclosed in the Company’s capital expenditure budget set forth in Schedule 5.2(p) and ordinary and necessary maintenance of or repairs to Company property in the ordinary course of business;

(q)          make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(r)           (i) make application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of it or its Subsidiaries, (ii) make application for the closing of or close any branch, other than pursuant to agreements entered into prior to the date hereof set forth in Schedule 5.2(r), or (iii) purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course of business consistent with past practice) in an amount in excess of $750,000 for any individual property or enter into, amend or renew any material lease with respect to real property requiring aggregate payments under any individual lease in excess of $250,000 annually; or

(s)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body approving or authorizing, any of the foregoing actions.

5.3          Information.

(a)          Subject to any applicable Legal Requirements, from time to time at Buyer’s request upon reasonable prior notice and at reasonable times, the Company will provide to representatives of Buyer and its financing parties and each of their agents, employees and accounting, tax, legal and other advisors (collectively, the “Buyer Investigating Parties”):

(i)          access to the offices and assets of the Company;

(ii)        access to all books and records of the Company and its Subsidiaries (except employee medical records) and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof); and

(iii)        the opportunity to discuss the affairs of the Company with the current senior officers of the Company who would reasonably be presumed to have information which would be relevant for the purposes of planning for the transition to Buyer’s ownership, upon prior notice to and approval of the Company, which approval may not be unreasonably withheld, delayed or conditioned except that the Company may require one of its representatives to be present for any such meeting.

Buyer further agrees that all information derived by Buyer or any of the Buyer Investigating Parties as a result of the above shall be governed by the terms and conditions of that certain Non-Disclosure Agreement between the Company and Buyer dated May 17, 2017 (the “Buyer NDA”). Without limiting the foregoing, Buyer acknowledges and agrees that neither Buyer nor any Buyer Investigating Party may contact any customer, vendor, financing source, other related party or any employee of any of the Companies without the express written permission of the Company, other than in the ordinary course of business.

(b)         Notwithstanding the foregoing, such access or investigation shall not interfere materially with the normal operations of the Companies. Upon request, the Company and each of its Subsidiaries will furnish Buyer or its representatives such financial and operating data and other information reasonably requested by Buyer (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). This Section 5.3(b) shall not require the disclosure of any information to Buyer the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement including the prohibitions on disclosure of confidential supervisory information; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Buyer will make, to the extent legally permissible, appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(c)         From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Buyer: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not generally available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

5.4          Schedules.

(a)          Delivery of Company Schedules. Contemporaneously with the execution and delivery of this Agreement, the Company is delivering certain schedules described in this Agreement (collectively, the “Company Schedules”) to Buyer. The Company Schedules are incorporated by reference herein and are deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of the Company, contained in this Agreement.

(b)          Disclosure on Company Schedules. If a document or matter is disclosed in any Company SEC Report filed with, or furnished to, the SEC prior to the date that is two business days prior to the date hereof (without giving effect to any amendment to any such Company SEC Report filed on or after the date that is two business days prior to the date of this Agreement) and publicly available in full on the SEC’s Edgar system (excluding any disclosures set forth in any such Company SEC Report in any risk factor section, any forward-looking disclosure or any other statements that are similarly predictive or primarily cautionary in nature), or on any Company Schedule to this Agreement, it shall be deemed to be disclosed for all purposes of this Agreement to which its relevance is reasonably apparent on its face, without necessity of specific repetition or cross-reference; however, the disclosure of such document or matter is not intended as a representation or warranty as to the material nature of such document or matter nor does it establish any standard of materiality upon which to judge the inclusion or omission of other documents or matters in any such schedule or constitute an admission of liability, guilt, violation or delinquency with respect to any Contract, Legal Requirement or Authorization. All capitalized terms used in any Company Schedule shall have the definitions specified in this Agreement.

(c)          Notification. Between the date of this Agreement and the Effective Time, the Company will promptly notify Buyer of the occurrence of any event that would reasonably be expected to make the satisfaction of one or more of the conditions in Sections 4.2 and 4.3, as applicable, impossible or unlikely; provided that the delivery of any notice pursuant to this Section 5.4(c) will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties.

5.5          Company Shareholders’ Meeting.

(a)        The Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the WBCL, the Restated Articles of Incorporation of the Company and the Bylaws of the Company to duly call, give notice of, convene and hold a meeting of the Company Shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the requisite approval of its shareholders (the “Company Shareholder Approval”). The Company and the Company Board will use their reasonable best efforts to obtain from its shareholders the votes in favor of the adoption of this Agreement required by the WBCL and otherwise, including by recommending that the Company Shareholders vote in favor of this Agreement, and the Company and the Company Board will not withdraw, qualify or adversely modify (or publicly propose or resolve to withdraw, qualify or adversely modify) the Company Board’s recommendation to the Company Shareholders that the Company Shareholders vote in favor of the adoption and approval of this Agreement (an “Adverse Recommendation”). However, if, prior to the time the Company Shareholder Approval is obtained, the Company Board, after consultation with its financial advisor and outside counsel, determines in good faith that (i) (A) an Acquisition Proposal constitutes a Superior Proposal or (B) a change or effect has occurred following the date hereof, and (ii) in each case it is reasonably likely that to continue to recommend this Agreement to its shareholders in light of such Acquisition Proposal or change or effect would result in a violation of its fiduciary duties under the WBCL, then, in submitting this Agreement at the Company Shareholders Meeting, the Company Board may make an Adverse Recommendation or publicly propose or resolve to make an Adverse Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended); provided, that the Company Board may not take any actions under this sentence unless (i) it gives Buyer at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Company Board in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or, in the event such action is taken by the Company Board in response to a change or effect of the type referred to above not involving an Acquisition Proposal, a description in reasonable detail such other change or effect) and (ii) at the end of such notice period, the Company Board takes into account any amendment or modification to this Agreement proposed by Buyer and the Company Board, after consultation with its financial advisor and outside counsel, determines in good faith that (A) in the case of an Acquisition Proposal, the Acquisition Proposal continues to constitute a Superior Proposal and (B) it remains reasonably likely that to continue to recommend this Agreement (as it may be proposed to be amended) to its shareholders in light of such Acquisition Proposal or change or effect would result in a violation of its fiduciary duties under the WBCL. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.5 and will require a new notice period as referred to in this Section 5.5.

(b)          Except in the case of an Adverse Recommendation, the Company shall adjourn or postpone the Company Shareholders Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the Company Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Shareholders Meeting shall be convened and this Agreement shall be submitted to the Company Shareholders at the Company Shareholders Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation.

5.6          Information Provided to Buyer. The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company in writing to Buyer specifically for inclusion in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (i) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (ii) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. The Company will have a duty to correct any material misleading statement specified by the Company for inclusion, and so included, in the Registration Statement or Proxy Statement and any other documents filed with any Regulatory Authority. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Buyer or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

5.7          Operating Functions. The Company and the Bank shall cooperate with Buyer in connection with planning for the efficient and orderly combination of the Parties; provided, however, that the foregoing actions shall not unduly interfere with the business operations of the Company or its Subsidiaries.

5.8          Acquisition Proposals.

(a)         The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Buyer with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will within two (2) business days advise Buyer following receipt of any Acquisition Proposal and the substance thereof  (including the identity of the Person making such Acquisition Proposal), and will keep Buyer reasonably apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.

(b)        The Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of an unsolicited bona fide Acquisition Proposal received after the execution of this Agreement and prior to the receipt of the Company Shareholder Approval); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal, from a Person other than Buyer, after the execution of this Agreement and prior to the receipt of the Company Shareholder Approval, and the Company Board concludes in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable law, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Buyer shall be promptly furnished to Buyer); and (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) subject to the provisions of Section 5.5, effect an Adverse Recommendation.

(c)        Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

5.9         Section 16 Matters. The Company will take such steps as may be necessary or appropriate to cause any disposition of Company Common Stock in connection with the consummation of the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

Buyer Covenants

6.1         Operation and Maintenance of the Buyer Business. Prior to the Closing, unless the Company otherwise consents in writing, the Buyer will and will cause its Subsidiaries to use commercially reasonable efforts, consistent with sound business practice, to keep in full force and effect its existence and all material rights, franchises, proprietary rights and contractual rights relating or pertaining to their business, and will not and will cause its Subsidiaries not to:

(a)          knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of the Parties to obtain any necessary Requisite Regulatory Approval, the Company Shareholder Approval, or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; and

(b)          amend its Amended and Restated Articles of Incorporation or its Amended and Restated Bylaws in a manner that would materially and adversely affect the holders of Company Common Stock relative to other holders of Buyer Common Stock.

6.2          Information.

(a)          Subject to any applicable Legal Requirements, from time to time at the Company’s request upon reasonable prior notice and at reasonable times, Buyer will provide to representatives of the Company and its agents, employees and accounting, tax, legal and other advisors (collectively, the “Company Investigating Parties”):

(i)         access to the offices and assets of Buyer;

(ii)         access to all books and records of Buyer and its Subsidiaries (except employee medical records) and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof); and

(iii)        the opportunity to discuss the affairs of Buyer with the current senior officers of Buyer who would reasonably be presumed to have information which would be relevant for the purposes of planning for the transition to the Buyer’s ownership, upon prior notice to and approval of Buyer, which approval may not be unreasonably withheld, delayed or conditioned except that Buyer may require one of its representatives to be present for any such meeting.

The Company further agrees that all information derived by the Company or any of the Company Investigating Parties as a result of the above shall be governed by the terms and conditions of the Buyer NDA. Without limiting the foregoing, the Company acknowledges and agrees that neither the Company nor any Company Investigating Party may contact any customer, vendor, financing source, other related party or any employee of any of Buyer or its Subsidiaries without the express written permission of Buyer, other than in the ordinary course of business.

(b)         Notwithstanding the foregoing, such access or investigation shall not interfere materially with the normal operations of Buyer or any of its Subsidiaries. Upon request, Buyer and each of its Subsidiaries will furnish the Company or its representatives such financial and operating data and other information reasonably requested by the Company (provided, such disclosure would not result in the waiver by Buyer or any of its Subsidiaries of any claim of attorney-client privilege). This Section 6.2(b) shall not require the disclosure of any information to the Company the disclosure of which, in Buyer’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement including the prohibitions on disclosure of confidential supervisory information; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Buyer will make, to the extent legally permissible, appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(c)         From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer shall promptly furnish to the Company: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not generally available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

6.3          Schedules.

(a)          Delivery of Buyer Schedules. Contemporaneously with the execution and delivery of this Agreement, Buyer is delivering certain schedules described in this Agreement (collectively, the “Buyer Schedules”) to the Company. The Buyer Schedules are incorporated by reference herein and are deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of the Buyer, contained in this Agreement.

(b)          Disclosure on Buyer Schedules. If a document or matter is disclosed in any Buyer SEC Report filed with, or furnished to, the SEC prior to the date that is two business days prior to the date hereof (without giving effect to any amendment to any such Buyer SEC Report filed on or after the date that is two business days prior to the date of this Agreement) and publicly available in full on the SEC’s Edgar system (excluding any disclosures set forth in any such Buyer SEC Report in any risk factor section, any forward-looking disclosure or any other statements that are similarly predictive or primarily cautionary in nature), or on any Buyer Schedule to this Agreement, it shall be deemed to be disclosed for all purposes of this Agreement to which its relevance is reasonably apparent on its face, without necessity of specific repetition or cross-reference; however, the disclosure of such document or matter is not intended as a representation or warranty as to the material nature of such document or matter nor does it establish any standard of materiality upon which to judge the inclusion or omission of other documents or matters in any such Schedule or constitute an admission of liability, guilt, violation or delinquency with respect to any Contract, Legal Requirement or Authorization. All capitalized terms used in any Buyer Schedule shall have the definitions specified in this Agreement.

(c)          Notification. Between the date of this Agreement and the Effective Time, Buyer will promptly notify the Company of the occurrence of any event that would reasonably be expected to make the satisfaction of one or more of the conditions in Sections 4.2 and 4.3, as applicable, impossible or unlikely; provided that the delivery of any notice pursuant to this Section 6.3(c) will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties.

6.4          Intentionally Omitted.

6.5          Information Provided to the Company. Buyer agrees that the information concerning Buyer or any of its Subsidiaries that is provided or to be provided by Buyer in writing to the Company specifically for inclusion in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Buyer will have a duty to correct any material misleading statement specified by Buyer for inclusion, and so included, in the Registration Statement or Proxy Statement and any other documents filed with any Regulatory Authority. Notwithstanding the foregoing, Buyer shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

6.6          Indemnification.

(a)          From and after the Effective Time, Buyer shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless (i) any person who is or was a director, officer or employee of the Company or any Subsidiary of the Company, and (ii) any person who, while a director, officer or employee of the Company or any Subsidiary of the Company, is or was serving an employee benefit plan because his or her duties to the Company or to such Subsidiary also imposed duties on, or otherwise involved services by, the person to the plan or to participants in or beneficiaries of the plan (each, an “Indemnified Party”), against any and all Losses, reasonable fees (including reasonable attorneys’ fees), costs, charges, disbursements and other expenses actually and reasonably incurred by the Indemnified Party (collectively, “Expenses”) in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves federal, state or local law and which is brought by or in the right of any Person (any such action, an “Indemnification Proceeding”) to which the Indemnified Party was made a party by virtue of his or her service in any of the capacities set forth above in clauses (i) and (ii) of this Section 6.6(a), to the extent that such Indemnified Party has been successful on the merits or otherwise in the defense of such Indemnification Proceeding.

(b)         From and after the Effective Time, Buyer shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless any Indemnified Party against any obligation to pay a judgment, penalty, assessment, forfeiture or fine, or the agreement to pay any amount in settlement of an Indemnification Proceeding, and pre- and post-judgment interest related thereto, and any Expenses incurred by such Indemnified Party in connection with an Indemnification Proceeding, unless it shall be proven by final judicial adjudication that such person breached or failed to perform a duty owed to the Company or to any Subsidiary of the Company which constituted: (i) a willful failure to deal fairly with the Company, any Subsidiary of the Company, or the respective shareholders thereof in connection with a matter in which the Indemnified Party had a material conflict of interest, (ii) a violation of the criminal law, unless the Indemnified Party had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, (iii) a transaction from which the Indemnified Party derived an improper personal benefit, or (iv) willful misconduct.

(c)         Upon written request by an Indemnified Party who has been made party to an Indemnification Proceeding, Buyer shall reimburse the Expenses of such Indemnified Party as incurred if the Indemnified Party provides Buyer with all of the following: (i) a written affirmation of his or her good faith belief that he or she did not breach or fail to perform his or her duties to the Company and (ii) a written undertaking, executed personally or on his or her behalf, to repay to Buyer such reimbursements if and to the extent that it is ultimately determined that such Indemnified Party was not entitled to indemnification for such amounts under the terms of this Agreement.

(d)        Notwithstanding any other provision of this Agreement, in order for any Indemnified Party to be entitled to indemnification under this Agreement, such Indemnified Party must make a written request to Buyer. This written request shall contain a declaration that Buyer shall have the right to exercise all rights and remedies available to such Indemnified Party against any other party arising out of or related to the Indemnification Proceeding for which indemnification is being sought and that the Indemnified Party has assigned to Buyer all such rights and remedies. Buyer shall have no obligation to indemnify any Indemnified Party under this Agreement if and to the extent that such Indemnified Party has previously received indemnification or allowance for Expenses from any party in connection with the same Indemnification Proceeding.

(e)        For a period of six (6) years after the Effective Time or, if such term coverage is not available, such other maximum period of coverage available, Buyer shall maintain a directors’ and officers’ liability insurance policy or policies covering each Indemnified Party covered by the Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof, on and subject to terms and conditions no less advantageous to the insureds than the Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof, for acts or omissions occurring prior to the Effective Time; provided, that in no event shall Buyer be required to expend in the aggregate an amount in excess of 300% of the amount of the aggregate premiums paid by the Company for fiscal year 2017 for such purpose (which amount is set forth in Schedule 6.6(e)) and, if Buyer is unable to maintain such policy (or substitute policy) as a result of this proviso, Buyer shall obtain a policy or policies of insurance with substantially similar terms and conditions as may then be available, and with an equal or lesser claims reporting time period as may then be available for payment of such amount; provided further, that in lieu of the obligations of this subsection, Buyer may request that the Company obtain, and upon such request the Company shall obtain, at Buyer’s expense, such extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time).

(f)        If Buyer or any of its successors or assigns shall (i) consolidate with or merge into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Buyer shall use commercially reasonable efforts to cause proper provision to be made so that the successor and assign of Buyer assumes the obligations set forth in this Section 6.6.

(g)        The provisions of this Section 6.6 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, and his or her legal representatives.

6.7         Board Representation. On or prior to the Effective Time, Buyer shall cause the number of directors that will comprise the full board of directors of the Surviving Corporation and Buyer Bank at the Effective Time to increase by one. Such new position shall be filled Michael T. Crowley, Jr. (the “Designated Director”) and, assuming satisfactory performance, nominate the Designated Director for election at the next succeeding annual meeting of Buyer shareholders following the Designated Director joining such boards. The appointment of the Designated Director to the boards of directors of the Surviving Corporation and Buyer Bank shall be subject to the bylaws of the Surviving Corporation and Buyer Bank, respectively, and the Designated Director must satisfy and comply with the requirements regarding service as a member of the board of directors of the Surviving Corporation and Buyer Bank, as applicable, provided under applicable Legal Requirements and the practices and policies of such board that are generally applicable to its members.

6.8          Authorization and Reservation of Buyer Common Stock. Buyer Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Buyer Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

6.9          Stock Exchange Listing. Buyer shall cause all shares of Buyer Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the Exchange prior to the Closing Date.

6.10         Section 16 Matters. Buyer will take such steps as may be necessary or appropriate to cause any acquisition of Buyer Common Stock in connection with the consummation of the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

Covenants of All Parties

7.1          Regulatory Approvals. Buyer and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare, file, effect and obtain all Regulatory Approvals, and the Parties will comply with the terms of such Regulatory Approvals. Each of Buyer and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Regulatory Approvals (other than any confidential supervisory information and other similar proprietary information filed under a claim of confidentiality). In exercising the foregoing right, each of the Parties will act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each Party will keep the other Party apprised of the status of material matters relating to completion of the Contemplated Transactions. Buyer and the Company will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.

7.2          SEC Registration. As soon as practicable following the date of this Agreement, the Company and Buyer shall prepare and file with the SEC the Proxy Statement and Buyer shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Buyer shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Buyer will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and the Company will advise Buyer, promptly after it receives notice thereof, of any request by the SEC to amend the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Parties shall use reasonable best efforts to respond (with the assistance of the other Party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Buyer or any Subsidiary of the Company or Buyer, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Buyer, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Buyer, as applicable, shall promptly notify the other of such event, and the Company or Buyer, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company Shareholders.

7.3          Publicity. Neither the Company nor Buyer shall, and neither Party shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of the other Party; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by stock exchange rules. Subject to the foregoing, the Parties agree that the press release announcing the execution and delivery of this Agreement shall be a joint press release of the Parties, mutually agreed upon. Thereafter, and subject to the limitations of this paragraph, the Parties shall each use their reasonable best efforts to develop a joint communications plan with respect to the Contemplated Transactions and to ensure that all press releases and other public statements with respect to the Contemplated Transactions shall be consistent with such joint communications plan.

7.4          Reasonable Best Efforts; Cooperation; Takeover Statutes.

(a)          Each of Buyer and the Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Party will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each Party will, and will cause each Subsidiary of that Party, respectively, and all of their respective Affiliates and representatives to, cooperate with respect to all filings that any Party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions.

(b)          Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each Party shall keep the other Party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other Party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

(c)          Without limiting the foregoing, none of Buyer, the Company or their respective boards of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement or the Contemplated Transactions, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Contemplated Transactions from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the Contemplated Transactions, each Party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the Contemplated Transactions, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.5         Reorganization.

(a)         The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Effective Time, each Party shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could reasonably be expected to prevent the Merger from so qualifying. Following the Effective Time, neither Buyer nor any Affiliate of Buyer knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)         As of the date hereof, the Company does not know of any reason why it would not be able to deliver to counsel, as of the date of the tax opinion referred to in Section 4.3(g), a certificate substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to deliver such legal opinion, and the Company hereby agrees to deliver to counsel such certificate effective as of the date of such opinion.

(c)         As of the date hereof Buyer does not know of any reason why it would not be able to deliver to its counsel, as of the date of the tax opinion referred to in Section 4.3(g), a certificate substantially in compliance with the IRS Guidelines, to enable counsel to deliver such legal opinion contemplated, and Buyer hereby agrees to deliver to counsel such certificate effective as of the date of such opinion.

(d)        Buyer will continue at least one significant historic business line of the Company, or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of regulations under the Code.

7.6         Employees and Employee Benefits.

(a)         All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (the “Covered Employees”) shall automatically become employees of Buyer as of the Closing. As of the Closing, Buyer shall cause the Surviving Corporation (or as appropriate a Subsidiary thereof) to assume and honor all Company Plans, provided that subject to the provisions of this Agreement and the Company Plans, the Surviving Corporation may amend or terminate the Company Plans as and to the extent permitted in accordance with their terms; provided, however, that any such amendment or termination shall not adversely affect benefits that have vested under any such plan. Until the first anniversary of the Closing, for so long as the Covered Employee remains employed by Buyer or its Subsidiaries, Buyer shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are no less favorable than the employee benefits and compensation opportunities that are at that time made available to similarly-situated employees of Buyer under the benefit plans maintained by Buyer or its Subsidiaries (the “Buyer Benefit Plans”); provided, however, that until such time as Buyer shall cause Covered Employees to participate in the Buyer Benefit Plans, continued participation in the Company Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Buyer Benefit Plans may commence at different times with respect to each Buyer Benefit Plan).

(b)         For all purposes (other than purposes of benefit accruals) under the Buyer Benefit Plans providing benefits to the Covered Employees, each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service or (ii) for purposes of any defined benefit pension plan, any benefit plan that provides post-employment welfare benefits or any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)         In addition, and without limiting the generality of the foregoing, as of the Transition Date, Buyer shall use commercially reasonable efforts to provide that: (i) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Company Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (ii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Company Plan ending on the Transition Date shall be taken into account under such Buyer Benefit Plan to the extent such eligible expenses were incurred during the plan year of the Buyer Benefit Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan.

(d)         For one year following the Closing Date, the Surviving Corporation shall provide severance benefits to any Covered Employee whose position is terminated by the Surviving Corporation or its Subsidiaries (other than for cause) as a result of the Transaction in accordance with Buyer’s severance policy in effect for similarly situated employees of Buyer, or, if applicable, the Surviving Corporation shall provide severance benefits to such Covered Employee in accordance with any agreement between the Covered Employee and the Company listed on Schedule 8.16(a). Further, the Parties shall determine and establish a retention bonus program, consulting arrangements or similar arrangements for certain Covered Employees who remain employed through the Closing or at Buyer for an interim period following Closing, subject to the terms set forth on Schedule 7.6(d). The Parties shall mutually agree as to each employee eligible to receive a retention bonus or consulting arrangement, the amount of each such retention bonus or consulting arrangement, and the terms and conditions of each such retention bonus or consulting arrangement. Buyer shall honor all existing employment agreements or similar agreements of the Company and the Bank listed on Schedule 8.16(a).

(e)          If requested by Buyer in writing at least thirty (30) business days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company (the “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Buyer requests that the Company 401(k) Plan be terminated, the Covered Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Buyer or one of its Subsidiaries, taking into account the service crediting provisions set forth in Section 7.6(b). The Company shall provide Buyer with evidence that the Company 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 7.6(e); provided, that prior to amending or terminating the Company 401(k) Plan, the Company shall provide the form and substance of any applicable resolutions or amendments to Buyer for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(f)          Nothing in this Agreement shall obligate Buyer, the Surviving Corporation or any of its Affiliates to retain, or continue the employment of, any employee, director or independent contractor of the Companies. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Plan, Buyer Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Buyer, the Surviving Corporation or any Subsidiary or Affiliate thereof to amend, modify or terminate any particular Company Plan, Buyer Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time in accordance with the terms of any such plan, program, agreement or arrangement. Without limiting the generality of the final sentence of Section 12.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.7          Dividends. After the date of this Agreement, each of the Company and Buyer shall coordinate with the other the declaration of any dividends in respect of Company Common Stock and Buyer Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and the shares of Buyer Common Stock any such holder receives in exchange therefor in the Merger.

7.8          Shareholder Litigation. Each of the Parties shall promptly notify the other Party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Buyer or the Company, as applicable, threatened against Buyer, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Buyer, the Company, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company shall apprise Buyer of developments related to, and give Buyer the opportunity to monitor at its own expense, the defense or settlement of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF the Company

As a material inducement to Buyer to enter into this Agreement, the Company hereby represents and warrants the following:

8.1          Corporate Organization, Power and Authorizations.

(a)        The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Company has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement. True and complete copies of the Restated Articles of Incorporation of the Company and the Bylaws of the Company, as in effect as of the date of this Agreement, have previously been made available by the Company to Buyer.

(b)        The Bank is a validly existing federally chartered savings bank. The Bank has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted.

(c)        Each other Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (or the equivalent) of its state of incorporation. Each such Subsidiary of the Company has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted. No Subsidiary of the Company other than the Bank is an insured depository institution.

(d)        The Company, the Bank and each other Subsidiary of the Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

8.2          Authorization of Transaction. The Company has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. Except for obtaining the requisite Company Shareholder Approval and for obtaining the Requisite Regulatory Approvals, (i) the Company has full power and authority to execute and deliver all other Transaction Documents to which the Company is a party and to perform its obligations hereunder and thereunder, and (ii) no other corporate proceeding or action on the part of the Company is necessary to approve and authorize the Company’s execution and delivery of any other Transaction Document to which the Company is a party or the performance of the Company’s obligations hereunder or thereunder. This Agreement has been, and all other Transaction Documents to which the Company is a party will be at Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the parties thereto other than the Company, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies. The Board of Directors of the Company has duly and validly approved the execution and delivery of this Agreement and determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for adoption at a meeting of such shareholders and has adopted resolutions to the foregoing effect.

8.3          Capital Stock and Related Matters.

(a)          The authorized capital stock of the Company consists of Two Hundred Twenty Million (220,000,000) shares, consisting of Twenty Million (20,000,000) shares of preferred stock, $0.01 par value, none of which is issued and outstanding, and Two Hundred Million (200,000,000) shares of common stock, $0.01 par value, of which 45,932,253 shares were issued and outstanding as of July 20, 2017, including 334,902 shares of Company Common Stock granted in respect of outstanding restricted shares of Company Common Stock. Except for 1,175,100 shares of the Company Common Stock reserved for issuance upon the exercise of outstanding the Company Stock Options, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any Company Common Stock. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote are issued or outstanding. No trust preferred or subordinated debt securities of the Company are issued or outstanding. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. All of the outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable, and such shares were not issued in violation of any preemptive rights.

(b)          The Company does not have any Subsidiaries except as set forth on Schedule 8.3. Except as set forth on Schedule 8.3, the Company (or a Company Subsidiary) owns, free and clear of any Liens, all of the issued and outstanding equity interests in each of such Subsidiaries. No Company Subsidiary has any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, nor does any have outstanding any subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements obligating any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire its capital stock or any stock or securities convertible into or exchangeable into its capital stock. No Company Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. All of the outstanding shares of each of the Company Subsidiaries’ capital stock are validly issued, fully paid and non-assessable, and such shares were not issued in violation of any preemptive rights. Except for such Subsidiaries of the Company, the Company does not own, directly or indirectly, any stock, partnership interest, membership interest or joint venture interest in, or any security issued by, any other Person except for publicly traded securities that do not represent an ownership interest greater than one percent (1%) of a class of securities of the subject company or shares held on behalf of customers in such customers’ accounts.

There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Company Subsidiaries has a contractual obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company or its Subsidiaries. Other than the Company Restricted Stock Awards or the Company Stock Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding.

8.4          Absence of Conflicts.

(a)          Except for the Regulatory Approvals or as set forth in Schedule 8.4, and subject to the Company Shareholder Approval, neither the execution, delivery and performance of this Agreement or any other Transaction Document by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby, do or will: (i) conflict with or cause any breach, or an event which, with notice or lapse of time, or both, would constitute a breach, of any of the provisions of, (ii) constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, (iii) violate, alone or with notice or lapse of time, or both, (iv) result in the termination, modification or acceleration of, or give any third party the right to terminate, modify or accelerate, any obligation under, (v) result in the loss of any benefit under, or (vi) create any Lien upon any asset, in each case under (A) the articles or certificate of incorporation, bylaws, operating agreement or other organizational document of any of the Companies, or (B) the provisions of any Contract or any current Legal Requirement by which any of the Companies is bound or by which any of the Company assets may be affected, except (in the case of clause (B)) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.

(b)          Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ and the New York Stock Exchange (the “NYSE”), (ii) the filing of applications, filings and notices, as applicable, with the FRB under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing with the SEC of the Registration Statement (including the Proxy Statement contained therein) and declaration of effectiveness thereof, (v) the filing of the Articles of Merger with the WDFI, (vi)  the filing of applications, filings and notices, as applicable, with the WDFI under Wis. Stats. Chapter 221 and approval of such applications, filings and notices, (vii) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), if necessary, and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger).

8.5          Financial Statements; SEC Reports.

(a)         The audited consolidated balance sheet of the Company and the related consolidated statements of income and cash flows as of or for the fiscal year ended December 31, 2016, and the unaudited consolidated interim balance sheet of the Company dated March 31, 2017 and the related unaudited consolidated interim statements of income and cash flows for the 3-month period ended on March 31, 2017 (including the notes thereto) (collectively, the “Company Financial Statements”), as filed in the Company SEC Reports, were prepared from the books and records of the Company (which are accurate and complete in all material respects) and in accordance with GAAP (except as may be indicated in the notes thereto, or, in the case of interim or unaudited financial statements, normal year-end adjustments and the absence of notes). The Company Financial Statements fairly present, in all material respects, the consolidated statement of income, statement of equity, cash flows and consolidated financial condition of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount).

(b)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c)         An accurate and complete copy of each Company SEC Report is publicly available on the SEC Edgar system. No such Company SEC Report, at the time filed, furnished or communicated, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading, as of such time. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(d)         The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditor and audit committee and a copy has been previously made available to Buyer. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)        Since January 1, 2014, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors or employees to the Board of Directors of the Company or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

8.6          Recent Developments. Other than pursuant to this Agreement or as described in the Company SEC Reports, since January 1, 2017:

(a)          no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company;

(b)          none of the Companies has sold, leased, assigned or transferred any material asset or any material portion of its assets (other than in the ordinary course of business);

(c)          except with respect to the transactions contemplated hereby or as expressly required or permitted by this Agreement, none of the Companies has carried on their respective businesses other than in the ordinary course of business in all material respects;

(d)          none of the Companies has waived any right of material value except in the ordinary course of business and consistent with past practice; or

(e)          none of the Companies has made or granted any bonus or any wage, salary, benefit or compensation increase other than in the ordinary course of business to any senior executive, except pursuant to the terms of any Contract described on Schedule 8.6.

8.7          Title to, Condition and Sufficiency of Assets.

(a)          Real Property. The Companies do not own any real estate or any ownership interest therein except for the Real Property and real estate owned as “other real estate owned” acquired in connection with the collection of indebtedness in the ordinary course of business. Except as set forth on Schedule 8.7(a), none of the Companies is a party to any agreement (whether oral or written) pursuant to which it leases real estate (either as lessee or lessor). Except as set forth on Schedule 8.7(a) none of the Companies has occupied any real estate other than the Real Property during the two (2) year period preceding the date of this Agreement. To the Company’s Knowledge, neither the whole nor any portion of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, no written notice of such condemnation, requisition or taking has been served upon any of the Companies and no such condemnation, requisition or taking is threatened or contemplated. All water, sewer, gas, electric, telephone and drainage facilities are available to and located at the Real Property in a capacity so as to adequately serve the improvements currently located thereon in a manner consistent with the normal operation of the Companies’ businesses.

(b)          Title to Real Property. Each of the Companies has good and marketable title to the Real Property owned by it, free and clear of all Liens, except for Permitted Liens.

(c)          Ownership of Assets. Other than with respect to the Real Property (which is addressed above), except as set forth on Schedule 8.7(a), each of the Companies has good and marketable title to, or a valid leasehold interest in, all of the assets and properties material to its operations, free and clear of all Liens, except Permitted Liens.

(d)          Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Companies, together with all other properties and assets of the Companies, are sufficient for the continued conduct of the Companies’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Companies as currently conducted, except, in each such case, where the failure to own such assets would not reasonably be expected to have a Material Adverse Effect.

(e)          Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, except where the failure to be in such condition would not reasonably be expected to have a Material Adverse Effect.

8.8          Taxes. Except as set forth on Schedule 8.8:

(a)          For all periods open under the applicable statute of limitations, each of the Companies has timely filed all federal, state, local and foreign income, information and other Tax Returns which are required to be filed by it with respect to any material amount of Taxes and all such Tax Returns have been prepared in material compliance with all applicable Legal Requirements and are true, complete and accurate in all material respects;

(b)          All material Taxes imposed for all periods open under the applicable statute of limitations upon any of the Companies or upon any of their assets, income or franchises have been timely paid (or are being contested in good faith) or, if not yet due and payable, such Company has made provisions for such Tax liability;

(c)          There are no material outstanding Tax deficiencies, assessments or adjustments with respect to the Companies, and no consent has been recently given with respect to any of the Companies to extend the time in which any Tax may be assessed or collected by any Taxing authority; and

(d)          There are no ongoing Tax audits by any Taxing authority against any of the Companies and no material written claim has been received by any of the Companies from a Taxing authority in a jurisdiction where any of the Companies does not pay Taxes or file Tax Returns to the effect that it is or may be subject to Taxes assessed by such jurisdiction.

(e)          Within the past two years, the Companies have not distributed stock of another Person, nor had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f)          None of the Companies have not engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

8.9          Contracts and Commitments.

(a)          Listing. Except for the Transaction Documents or any Contract filed as an exhibit to any Company SEC Report filed prior to the date that is two business days prior to the date hereof (without giving effect to any amendment to any such Company SEC Report filed on or after the date that is two business days prior to the date of this Agreement) and publicly available in full on the SEC’s Edgar system, or listed on Schedule 8.16(a), Schedule 8.9 sets forth a complete and correct list of all Material Contracts.

(b)          Absence of Breach, Cancellation or Repudiation. Except as described on Schedule 8.9: (i) all Material Contracts are in full force and effect; (ii) since March 31, 2017, no Contract has been materially breached, cancelled (other than any termination in the ordinary course of business in accordance with the terms of such Contract) or repudiated by the Company or any Subsidiary that is a party thereto, or, to the Company’s Knowledge, any other party thereto, and to the Company’s Knowledge no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract; (iii) since March 31, 2017, each of the Companies has performed all material obligations required to be performed by it in connection with the Material Contracts to which it is a party and to the Company’s Knowledge, none has received any written claim of default under any such Contract; and (iv) none of the Companies has any present expectation or intention of not fully performing any obligation pursuant to any Contract to which it is a party.

8.10        Proprietary Rights.

(a)          Listing. Schedule 8.10 sets forth a complete and correct list of: (i) all material registered Proprietary Rights and all pending applications for registration of Proprietary Rights owned, filed or used by the Companies, and (ii) all material licenses or similar agreements or arrangements to which any of the Companies is a party either as licensee or licensor for Proprietary Rights. The registered Proprietary Rights and pending applications described in clause (i) above together with all material unregistered Proprietary Rights owned by the Companies are referenced herein as the “Company Proprietary Rights”.

(b)          Ownership; Infringement. Except as set forth on Schedule 8.10, each of the Companies owns and possesses all right, title and interest in and to each of the registered Proprietary Rights shown on Schedule 8.10 as being owned by it and, to the Company’s Knowledge, has a valid and enforceable right to use all Proprietary Rights shown on Schedule 8.10 to be licensed to it, free and clear of all Liens (other than Permitted Liens). To the Company’s Knowledge, each of the registered Company Proprietary Rights is currently subsisting and in full force, and the Companies have taken all steps necessary to maintain and keep in force such Company Proprietary Rights (excluding any Company Proprietary Rights that any of the Companies has reasonably determined are not material to the business of the Companies as it is currently conducted). Each of the Companies has taken commercially reasonable steps necessary to protect all trade secrets and other confidential Company Proprietary Rights that are material to the business of the Companies as it is currently conducted. Except as set forth on Schedule 8.10, to the Company’s Knowledge, (i) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Proprietary Rights has been made since January 1, 2014, or is currently outstanding or is threatened, (ii) no loss or expiration of any such Company Proprietary Right is pending or threatened except in accordance with its normal terms, (iii) since January 1, 2014, none of the Companies has received written notice of any infringement or misappropriation by, or any conflict with, any third party with respect to any such Company Proprietary Rights, including any written demand that any of the Companies license rights from a third party, and (iv) since January 1, 2014 to the Company’s Knowledge, none of the Companies have infringed upon, misappropriated or otherwise conflicted with any valid Proprietary Rights of any third party.

8.11        Litigation; Proceedings. Except as set forth in Schedule 8.11, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Company’s Knowledge, threatened against or affecting any of the Companies at law or in equity, or before or by any Governmental Entity, which if adversely determined would have a Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened actions that relate to an attempt to prohibit or restrain the transactions contemplated by this Agreement. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to Buyer or any of its affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

8.12        Brokerage. Except as set forth on Schedule 8.12, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than RBC Capital Markets, LLC (“RBC Capital Markets”). The Company has made available to Buyer a true, correct and complete copy of any engagement letter or other Contract with RBC Capital Markets, in connection with the Merger or related transactions contemplated by this Agreement.

8.13        Governmental Licenses and Permits; Reports.

(a)          Schedule 8.13 contains a complete listing of all material permits, licenses, and registrations of foreign, federal, state and local governments (collectively, the “Authorizations”), currently held by any of the Companies in the conduct of their businesses. Each of the Companies holds all of the Authorizations which are necessary to conduct its business as currently conducted, except where the failure to hold such Authorizations would not lead to a Material Adverse Effect. No loss or expiration of any Authorization which would have a Material Adverse Effect is pending or, to the Company’s Knowledge, threatened except in accordance with its normal terms (including as a result of the transactions contemplated by this Agreement).

(b)          The Company and each Company Subsidiary have timely filed (or otherwise submitted) all reports, notices and similar communications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with (i) the FRB, (ii) the OCC, (iii) the FDIC, and (iv) the WDFT and any other any applicable state regulatory agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.

8.14        Regulatory Matters.

(a)          The Company is a savings and loan holding company supervised by the FRB.

(b)          The Bank is a federal savings bank supervised by the OCC. The deposit accounts of the Bank are insured by the FDIC to the fullest extent permitted by law. The Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Company’s Knowledge, threatened. The Bank received a rating of at least “satisfactory” in its most recent examination or interim review under the Community Reinvestment Act.

(c)          Neither the Company nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued by, or entered into with, any Regulatory Authority. Except as set forth in Schedule 8.14, none of the Companies has made, adopted, or implemented any currently effective commitment, board resolution, policy, or procedure at the request or recommendation of any Regulatory Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business.

(d)          Except for examinations of the Companies conducted by their respective primary regulators in the ordinary course of business, no Regulatory Authority has initiated or has pending any proceeding or, to the Company’s Knowledge, any inquiry or investigation into the business or operations of the Companies, except where such proceeding, inquiry, or investigation would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There is no unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Regulatory Authority in any report of examination, report of inspection, supervisory letter or other communication that would reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

8.15        Investment Securities.

(a)          Each of the Companies has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary capacity), free and clear of any Lien, except (i) as set forth in the Company Financial Statements and (ii) to the extent such securities are pledged in the ordinary course of business to secure obligations of the Companies. Such securities are valued on the books of the Company in accordance with GAAP in all material respects.

(b)          All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of any of the Companies or for the account of a customer, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Parties thereto, subject to Customary Exceptions, and are in full force and effect. The Companies have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(c)          The Company and its Subsidiaries and their respective businesses employ, and since January 1, 2014 have been in compliance with in all material respects, investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses

8.16        Employee Benefit Plans.

(a)          Schedule 8.16(a) lists all material Company Plans. The Company has made available to Buyer true and complete copies of each material Company Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions and amendments to any Company Plan, (ii) the most recent annual report on Form 5500, if any, filed with the IRS for the last plan year, (iii) the most recently received IRS determination letter, if any, relating to such Company Plan and (iv) the most recently prepared actuarial report for each such Company Plan.

(b)          None of the Companies nor any of their ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to (or incurred any other liability, including current or potential withdrawal liability, with respect to) any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA) or any plan that has two or more contributing sponsors, at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(c)          Except as set forth on Schedule 8.16(c), none of the Companies sponsors, has sponsored or has any obligations with respect to any plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits beyond termination of service or retirement for current employees or current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

(d)          All Company Plans (and related trusts and insurance contracts) comply in all material respects in form and in operation with applicable Law, including the requirements of ERISA and the Code. Since January 1, 2014, with respect to each Company Plan, all contributions, premiums or payments which are due on or before the date hereof have been paid to such Plan. Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code. The IRS has issued a favorable determination or opinion letter with respect to each Company Plan that is intended to be qualified under Section 401(a) of the Code and, to the Company’s Knowledge, there are no circumstances or events that have occurred that would adversely affect the qualified status of any such Company Plan.

(e)          With respect to each Title IV Company Plan, (i) there is no accumulated funding deficiency within the meaning of ERISA or the Code, (ii) no reportable event, as defined in ERISA, has occurred in connection with such Title IV Company Plans, (iii) no such Title IV Company Plan is in “at risk” status for purposes of Section 430 of the Code and (iv) the most recent actuarial reports for such Title IV Company Plans are accurate and complete in all material respects and no event has occurred that would reasonably expected to impact the liabilities contained in such reports. None of the Companies nor their ERISA Affiliates has incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”), the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan or with respect to any employee pension benefit plan currently or previously maintained by any controlled group of companies (as defined in Section 414 of the Tax Code) that includes any of the Companies (the “Controlled Group”) that has not been satisfied in full, other than liability for premiums due the PBGC. No action, suit, proceeding or investigation with respect to the Company Plans (other than routine claims for benefits) is pending, except where the action, suit, proceeding or investigation would not result in material liability to the Company.

(f)          Except as noted on Schedule 8.16(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of the Companies, or result in any limitation on the right of the Companies or ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust. Without limiting the generality of the foregoing, to the Company’s knowledge, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Companies in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. The transactions contemplated by this Agreement will not cause or require the Companies to establish any rabbi trust following the date hereof or make any contribution to a rabbi trust or similar funding vehicle following the date hereof. No Company Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

8.17        Insider Transactions. Other than as described on Schedule 8.17 or in any Company SEC Report, no Insider of the Company (a) is a party to any agreement, contract, commitment or transaction with any of the Companies or which pertains to the business or operations of any of the Companies (other than in such Insider’s capacity as an employee of any of the Companies), or (b) has any interest in any asset of any of the Companies.

8.18        Compliance with Laws. Except as set forth on Schedule 8.18, since January 1, 2014, to the Company’s Knowledge, each of the Companies has complied in all material respects with all applicable Legal Requirements which affect its business, operations or assets, and to which it is subject, and no claim has been filed against any of the Companies since January 1, 2014 alleging a violation of any such Legal Requirement.

8.19        Environmental Matters. Except as referenced on Schedule 8.19:

(a)          Compliance Generally. To the Company’s Knowledge, since January 1, 2010, each of the Companies has materially complied and is in material compliance with all applicable Environmental and Safety Requirements.

(b)          Permits. To the Company’s Knowledge, each of the Companies has obtained and is in material compliance with all material permits, licenses and other authorizations that are required pursuant to applicable Environmental and Safety Requirements for the occupation of its facilities and the operation of its business (all of which are listed on Schedule 8.19 hereto).

(c)          Claims. Since January 1, 2010, to the Company’s Knowledge, none of the Companies has received any written claim, complaint, citation, report or other written notice regarding any liabilities, including any investigatory, remedial or corrective obligations, arising under applicable Environmental and Safety Requirements.

(d)          Storage Tanks, Asbestos, PCBs. To the Company’s Knowledge, no above-ground or underground storage tank, asbestos, polychlorinated biphenyls (PCBs) above fifty (50) parts per million in electrical equipment owned by any of the Companies, or landfill, exists on the Real Property.

(e)          Hazardous Materials Liabilities. To the Company’s Knowledge, none of the Companies has since January 1, 2010, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Materials, or owned or operated any facility or property (and no such facility or property is contaminated by any such material above Environmental and Safety Requirements action levels), in a fashion not otherwise in material compliance with applicable Environmental and Safety Requirements.

(f)          Environmental Liens. To the Company’s Knowledge, no Environmental Lien has attached since January 1, 2014 to the Real Property arising out of any action or omission of any of the Companies.

8.20        Employees. Since January 1, 2014, to the Company’s Knowledge, each of the Companies has complied in all material respects with applicable Legal Requirements for each such entity relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, classification of service providers and employees, collective bargaining and the payment of social security and other taxes and the Worker Adjustment and Retraining Act (other than in connection with the transactions contemplated herein). Since January 1, 2014, none of the Companies has experienced any strike, unfair labor practice claim or other material employee or labor dispute except as set forth on Schedule 8.20. To the Company’s Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of any of the Companies.

8.21        Insurance. The Companies have insurance contracts in full force and effect as set forth on Schedule 8.21. Such policies are valid, outstanding and enforceable policies subject to the terms, conditions, exclusions and limitations contained therein. All premiums with respect to such policies covering all periods up to and including the date hereof have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.

8.22        Loan Portfolio.

(a)          As of the date hereof, except as set forth in Schedule 8.22, none of the Companies is a party to any written or oral (i) Loan in which any of the Companies is a creditor which as of March 31, 2017, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of March 31, 2017, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of any of the Companies, or to the Company’s Knowledge, any Affiliate of any of the foregoing. Schedule 8.22 sets forth a true, correct and complete list of all of the Companies’ Loans that, as of March 31, 2017, had an outstanding balance of $5,000,000 or more and were classified as “Pass,” “Watch,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or “Classified,” or similar status, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of March 31, 2017.

(b)          Each Loan of any of the Companies (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) subject to Customary Exceptions, is the legal, valid and binding obligation of the obligor named therein.

(c)          Each outstanding Loan of the Companies was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and with all applicable Legal Requirements.

(d)          There are no outstanding Loans made by any of the Companies to any Insider of any of the Companies, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

8.23        State Takeover Laws. The Company Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of any Takeover Statutes.

8.24        Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from RBC Capital Markets, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF buyer

As a material inducement to the Company to enter into this Agreement, Buyer hereby represents and warrants the following:

9.1          Organization and Power.

(a)          Buyer is (i) a corporation which is validly existing and in good standing (or has comparable active status) under the laws of Wisconsin, and (ii) is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement require it to be so qualified. True and complete copies of the Amended and Restated Articles of Incorporation of Buyer and the Amended and Restated Bylaws of Buyer, as in effect as of the date of this Agreement, have previously been made available by Buyer to the Company.

(b)          Buyer Bank is a validly existing national banking association. Buyer Bank has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted.

(c)          Each other Subsidiary of Buyer is a corporation (or other entity) duly organized, validly existing and in good standing (or the equivalent) of its state of incorporation or organization. Each such Subsidiary of Buyer has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted.

(d)          Buyer, Buyer Bank and each other “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Buyer.

9.2          Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been approved by the requisite vote of the Buyer Board. No other corporate proceedings or actions on the part of Buyer or its shareholders are necessary to approve and authorize Buyer’s execution and delivery of this Agreement or any other Transaction Documents to which it is a party or the performance of Buyer’s obligations hereunder or thereunder. This Agreement constitutes, and each of the other Transaction Documents to which Buyer is a party will when executed constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

9.3          Capital Stock and Related Matters.

(a)          The authorized capital stock of Buyer consists of 750,000 shares of preferred stock, of which 165,000 shares were issued and outstanding as of July 17, 2017, and 250,000,000 shares of Buyer Common Stock, of which 152,393,774 shares were issued and outstanding as of July 17, 2017. Shares of Buyer Common Stock are duly listed to trade on the Exchange. Except as set forth in the Buyer SEC Reports, Buyer does not have outstanding any stock or securities convertible into or exchangeable for any shares of its capital stock, nor does it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable into its capital stock. Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. All of the outstanding shares of Buyer Common Stock are validly issued, fully paid and nonassessable, and such shares were not issued in violation of any preemptive rights.

(b)          Buyer does not have any Subsidiaries except as set forth in the Buyer SEC Reports; except as set forth therein, Buyer (or a Subsidiary of Buyer) owns all of the issued and outstanding equity interests in each of such Subsidiaries. No Subsidiary of Buyer has any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, nor does any have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable into its capital stock. Except for such Subsidiaries of Buyer, Buyer does not own, directly or indirectly, any stock, partnership interest, membership interest or joint venture interest in, or any security issued by, any other Person except for publicly traded securities that do not represent an ownership interest greater than one percent (1%) of a class of securities of the subject company or shares held on behalf of customers in such customers’ accounts.

9.4          Absence of Conflicts.

(a)          Except pursuant to the Regulatory Approvals, neither the execution, delivery and performance of this Agreement or any other Transaction Document by Buyer, nor the consummation by Buyer, of the transactions contemplated hereby or thereby, do or will: (i) conflict with or cause any breach, or an event which, with notice or lapse of time, or both, would constitute a breach, of any of the provisions of, (ii) constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, (iii) violate, alone or with notice or lapse of time, or both, (iv) result in the termination, modification or acceleration of, or give any third party the right to terminate, modify or accelerate, any obligation under, (v) result in the loss of any benefit under, or (vi) create any Lien upon any asset, in each case under (A) the articles or certificate of incorporation, bylaws, operating agreement or other organizational document of Buyer or any of its Subsidiaries, or (B) the provisions of any Material Contract or any current Legal Requirement by which Buyer or any of its Subsidiaries is bound or by which any Buyer assets may be affected, except (in the case of clause (B)) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Buyer.

(b)          Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ and the NYSE, (ii) the filing of applications, filings and notices, as applicable, with the FRB under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing with the SEC of the Registration Statement (including the Proxy Statement contained therein) and declaration of effectiveness thereof, (v) the filing of the Articles of Merger with the WDFI, (vi) the filing of applications, filings and notices, as applicable, with the WDFI under Wis. Stats. Chapter 221 and approval of such applications, filings and notices, (vii) the filing of any notices or other filings under the HSR Act, if necessary, and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Buyer of this Agreement or (B) the consummation by Buyer of the Merger and the other transactions contemplated hereby (including the Bank Merger).

9.5          Brokerage. Except for Goldman, Sachs & Co., neither Buyer nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

9.6          Financial Statements; SEC Reports.

(a)          The audited consolidated balance sheet of Buyer and the related consolidated statements of income and cash flows as of or for the fiscal year ended December 31, 2016, and the unaudited consolidated interim balance sheet of Buyer dated March 31, 2017 and the related unaudited consolidated interim statements of income and cash flows for the 3-month period ended on March 31, 2017 (including the notes thereto) (collectively, the “Buyer Financial Statements”), as filed in the Company SEC Reports, were prepared from the books and records of Buyer (which are accurate and complete in all material respects) and in accordance with GAAP (except as may be indicated in the notes thereto, or, in the case of interim or unaudited financial statements, normal year-end adjustments and the absence of notes). The Buyer Financial Statements fairly present, in all material respects, the consolidated statement of income, changes in stockholders’ equity, cash flows and consolidated financial condition of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount).

(b)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2017, or in connection with this Agreement and the transactions contemplated hereby

(c)          An accurate and complete copy of each Buyer SEC Report is publicly available on the SEC Edgar system. No such Buyer SEC Report, at the time filed, furnished or communicated, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading, as of such time. As of their respective dates, all Buyer SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(d)          The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of Buyer’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Buyer, any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. These disclosures were made in writing by management to Buyer’s auditor and audit committee and a copy has been previously made available to the Company. To the knowledge of Buyer, there is no reason to believe that Buyer’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)          Since January 1, 2014, (i) neither Buyer nor any of its Subsidiaries, nor, to the knowledge of Buyer, any director, officer, auditor, accountant or representative of Buyer or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Buyer, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors or employees to the Board of Directors of Buyer or any committee thereof or, to the knowledge of Buyer, to any director or officer of Buyer.

9.7          Recent Developments. Other than pursuant to this Agreement or as described in the Buyer SEC Reports, since January 1, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

9.8          Title to, Condition and Sufficiency of Assets.

(a)          Real Property. Buyer and its Subsidiaries do not own any real estate or any ownership interest therein except as reflected in the Buyer SEC Reports.

(b)          Ownership of Assets. Each of Buyer and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of the assets and properties material to its operations, free and clear of all Liens, except Permitted Liens.

(c)          Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Buyer and its Subsidiaries, together with all other properties and assets of Buyer and its Subsidiaries, are sufficient for the continued conduct of Buyer’s and its Subsidiaries’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Buyer and its Subsidiaries as currently conducted, except, in each such case, where the failure to own such assets would not reasonably be expected to have a Material Adverse Effect on Buyer.

(d)          Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Buyer and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, except where the failure to be in such condition would not reasonably be expected to have a Material Adverse Effect on Buyer.

9.9          Litigation. There are no actions, suits, proceedings, orders or investigations pending (or, to Buyer’s Knowledge, threatened) against or affecting Buyer or its Subsidiaries at law or in equity, or before or by any Governmental Entity, which could reasonably be expected to adversely affect Buyer’s performance under this Agreement or the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries that would reasonably be expected to be material to Buyer and its Subsidiaries, taken as a whole.

9.10        Taxes. Except as set forth on Schedule 9.10:

(a)          For all periods open under the applicable statute of limitations, each of Buyer and its Subsidiaries has timely filed all federal, state, local and foreign income, information and other Tax Returns which are required to be filed by it with respect to any material amount of Taxes and all such Tax Returns have been prepared in material compliance with all applicable Legal Requirements and are true, complete and accurate in all material respects;

(b)          All material Taxes imposed for all periods open under the applicable statute of limitations upon any of Buyer and its Subsidiaries or upon any of their assets, income or franchises have been timely paid (or are being contested in good faith) or, if not yet due and payable, Buyer has made provisions for such Tax liability;

(c)          There are no material outstanding Tax deficiencies, assessments or adjustments with respect to Buyer or any of its Subsidiaries, and no consent has been recently given with respect to any of Buyer and its Subsidiaries to extend the time in which any Tax may be assessed or collected by any Taxing authority;

(d)          There are no ongoing Tax audits by any Taxing authority against any of the Companies and no material written claim has been received by Buyer or any of its Subsidiaries from a Taxing authority in a jurisdiction where any of Buyer or its Subsidiaries do not pay Taxes or file Tax Returns to the effect that it is or may be subject to Taxes assessed by such jurisdiction; and

(e)          None of the Buyer or any of its Subsidiaries has engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

9.11       Regulatory Matters.

(a)          Buyer is a bank holding company supervised by the FRB.

(b)          The Buyer Bank is a national banking association supervised by the OCC. The deposit accounts of the Buyer Bank are insured by the FDIC to the fullest extent permitted by law. The Buyer Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Buyer’s Knowledge, threatened. The Buyer Bank received a rating of at least “satisfactory” in its most recent examination or interim review under the Community Reinvestment Act.

(c)          Neither Buyer nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued by, or entered into with, any Regulatory Authority. None of Buyer or any of its Subsidiaries has made, adopted, or implemented any currently effective commitment, board resolution, policy, or procedure at the request or recommendation of any Regulatory Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business.

(d)          Except for examinations of Buyer and its Subsidiaries conducted by their respective primary regulators in the ordinary course of business, no Regulatory Authority has initiated or has pending any proceeding or, to Buyer’s Knowledge, any inquiry or investigation into the business or operations of Buyer or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to be, either individually or in the aggregate, material to Buyer and its Subsidiaries, taken as a whole. There is no unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Regulatory Authority in any report of examination, report of inspection, supervisory letter or other communication that would reasonably be likely to be, either individually or in the aggregate, material to Buyer and its Subsidiaries, taken as a whole.

9.12       Insider Transactions. Other than as described in any Buyer SEC Report or as set forth on Schedule 9.12, no Insider of Buyer (a) is a party to any agreement, contract, commitment or transaction with Buyer or any of its Subsidiaries or which pertains to the business or operations of Buyer or any of its Subsidiaries (other than in such Insider’s capacity as an employee of Buyer or any of its Subsidiaries), or (b) has any interest in any asset of Buyer or any of its Subsidiaries.

9.13       Compliance with Laws. Since January 1, 2014, to Buyer’s Knowledge, each of Buyer and its Subsidiaries has complied in all material respects with all applicable Legal Requirements which affect its business, operations or assets, and to which it is subject, and no claim has been filed against Buyer or any of its Subsidiaries since January 1, 2014 alleging a violation of any such Legal Requirement. Without limitation, to Buyer’s Knowledge, since January 1, 2014, each of Buyer and its Subsidiaries has materially complied and is in material compliance with all applicable Environmental and Safety Requirements and has obtained and is in material compliance with all material permits, licenses and other authorizations that are required pursuant to applicable Environmental and Safety Requirements for the occupation of its facilities and the operation of its business.

ARTICLE X

TERMINATION

10.1        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written agreement of the Company and Buyer;

(b)          by either the Company or Buyer, by written notice to the other Party, if the Closing has not occurred on or before June 30, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose breach of any provision of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c)          by either Buyer or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

(d)          by either Buyer or the Company (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Buyer, or Buyer, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 4.2 or Section 4.3, as the case may be, and which is not cured within the earlier of the Termination Date and 30 days following written notice to the Company, in the case of a termination by Buyer, or Buyer, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period; or

(e)          by Buyer, if (i) prior to such time as the Company Shareholder Approval is obtained, the Company or the Company Board (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 5.5, recommends to its shareholders an Acquisition Proposal other than the Merger, or otherwise makes an Adverse Recommendation, whether or not permitted hereunder, (B) materially breaches its obligations under Section 5.5 or Section 5.8; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of the Company Common Stock is commenced (other than by Buyer or a Subsidiary thereof), and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or  (e) of this Section 10.1 shall give written notice of such termination to the other Party in accordance with Section 12.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

10.2       Effect of Termination. If this Agreement is terminated as provided in Section 10.1, then this Agreement will forthwith become void and there will be no liability on the part of any Party to any other Party or any other Person in respect hereof; provided that the obligations of the Parties described in Section 7.3, Section 10.2, Article XI, and Section 11.3 (but, with respect to Section 11.3, only as to any surviving obligation described in this Section 10.2, in Article XII and in the Buyer NDA) will survive any such termination; provided further that nothing contained herein shall relieve any Party from any liabilities or damages arising out of its fraud or willful and material breach of this Agreement.

ARTICLE XI

ADDITIONAL AGREEMENTS

11.1        Expenses. Except as otherwise expressly provided herein, the Company, Buyer, and the Surviving Corporation will each pay all of their own (and their respective Subsidiaries’) fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses), incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne by Buyer.

11.2        Termination Fee.

(a)          In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to the Company Board or shall have been made directly to the Company Shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (i) (A) thereafter this Agreement is terminated by either Party pursuant to Section 10.1(b) without the requisite vote of the Company Shareholders having been obtained or (B) thereafter this Agreement is terminated by Buyer pursuant to Section 10.1(b) or 10.1(d), and, in either case, (ii) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the date of consummation of such transaction pay Buyer, by wire transfer of same day funds, a fee equal to $17,000,000 (the “Termination Fee”); provided, that for purposes of this Section 11.2, all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(b)          In the event that this Agreement is terminated by Buyer pursuant to Section 10.1(e), then the Company shall pay Buyer, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

(c)          Notwithstanding anything to the contrary herein, but without limiting the right of either Party to recover liabilities or damages arising out of the other Party’s willful and material breach of any provision of the Agreement, the maximum aggregate amount of fees, expenses or other amounts payable by the Company in respect of any failure to consummate the Merger shall be equal to the Termination Fee.

(d)          Each of Buyer and the Company acknowledges that the agreements contained in this Section 11.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement. If the Company fails to pay the amounts payable pursuant to this Section 11.2, then the Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

11.3        Specific Performance. The Parties agree that the assets and businesses of the Companies as a going concern, and the consideration to be received pursuant to this Agreement, constitute unique property. There is no adequate remedy at law for the damage which any Party might sustain for failure of the other Parties to consummate any of the transactions contemplated by this Agreement and, accordingly, each Party shall be entitled, at its option, to the remedy of specific performance to enforce the consummation of each transaction described in this Agreement.

11.4        Nonsurvival of Representations and Warranties. None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing.

ARTICLE XII

MISCELLANEOUS

12.1        Amendment and Waiver. This Agreement may only be amended if such amendment is set forth in a writing executed by the Company and Buyer; provided that no amendment may be made which materially adversely affects the Company’s Shareholders without their prior approval. No waiver of any provision of this Agreement shall be binding unless such waiver is in writing and signed by the Party against whom such waiver is to be enforced. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

12.2        Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, or sent by fax transmission or other electronic means of transmitting written documents, or sent to the Parties at the respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or sent by private overnight mail courier service. Notices, demands and communications sent by fax transmission or other electronic means must also be sent by regular U.S. mail or by private overnight mail courier service to the Parties no later than the next business day in order for such notice to be effective. Notices, demands and communications to the Company, Buyer or the Surviving Corporation must, unless another address is specified in writing, be sent to the address indicated below:

If to the Company Prior to the Effective Time:	Personal & Confidential Bank Mutual Corporation Attention: Michael W. Dosland Chief Financial Officer 4949 W. Brown Deer Rd. Milwaukee, WI 53223 Fax (414) 362-6195

with a copy (which copy shall not constitute notice to the Company) via e-mail to:

michael.crowleyjr@bankmutual.com

with a copy (which copy shall not constitute notice to the Company) to:

Quarles & Brady LLP Attention: Kenneth V. Hallett 411 East Wisconsin Avenue, Suite 2400 Milwaukee, WI 53202-4497 Fax (414) 978-8945

If to Buyer or the Surviving Corporation:	Associated Banc-Corp Attention: Randall J. Erickson 433 Main Street Green Bay, Wisconsin 54301

with a copy (which copy shall not constitute notice to the Buyer or the Surviving Corporation) to:

Wachtell, Lipton, Rosen & Katz Attention: Edward Herlihy and Matthew Guest 51 West 52nd Street New York, NY 10019 Fax (212) 403-2000

12.3        Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that prior to the Effective Time, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either Party without the prior written consent of the other Party.

12.4        Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.5        No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

12.6        Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

12.7        Entire Agreement. This Agreement (including the Exhibits, the Company Schedules, and the Buyer Schedules), the documents referred to herein, the Buyer NDA contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. In furtherance of the foregoing, the Parties acknowledge that the execution of this Agreement is the culmination of extensive negotiations between them, all of which were intended to be non-binding upon the Parties until memorialized in the executed copy of this Agreement and none of which should be construed as having created any type of oral agreement between the Parties.

12.8        Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

12.9        Governing Law; Jurisdiction and Venue. All questions concerning the construction, validity enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Wisconsin, without giving effect to any choice of law of conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Courts of Wisconsin or federal court within the State of Wisconsin), in any action or proceeding arising out of or relating to this Agreement and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section, and (b) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.10      Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement; provided that the provisions of Sections 6.6 may be enforced by any Indemnified Party.

12.11     Other Definitional Provisions. Any term used but not defined in this Agreement shall have the meaning given to such term in Exhibit A, which Exhibit A is hereby incorporated herein by reference. The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement unless specifically stated otherwise. Article, section, clause, subsection, exhibit, and schedule references contained in this Agreement are references to Articles, sections, clauses, subsections, exhibits, and schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the terms “include” or “including” are used in this Agreement (whether or not such terms are followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. Each reference in this Agreement to any Legal Requirement will be deemed to include such Legal Requirement as it hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement. Whenever any amount is stated in this Agreement in “Dollars” or by reference to the “$” symbol, such amount shall be United States dollars. Whenever the term “ordinary course of business” is used it shall be deemed followed by “consistent with past practice.”

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

BANK MUTUAL CORPORATION

By:	/s/ David A. Baumgarten
Name:	David A. Baumgarten
Title:	President and Chief Executive Officer

ASSOCIATED BANC-CORP

By:	/s/ Philip B. Flynn
Name:	Philip B. Flynn
Title:	President and Chief Executive Officer

EXHIBIT A
DEFINED TERMS

As used in the Agreement and Plan of Merger to which this Exhibit A is attached and incorporated by reference therein, the following terms will have the meanings specified:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company or 25% or more of any class of equity or voting securities of the Company or any Company Subsidiary whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or any Company Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange or other business combination involving any of the Companies whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Bank” means Bank Mutual, a federal chartered savings bank, wholly owned by the Company.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Buyer Bank” means Associated Bank, National Association, a national banking association, wholly owned by Buyer.

“Buyer Common Stock” means the common stock, $0.01 par value, of Buyer.

“Buyer Common Stock Price” means the volume weighted average sale price of Buyer Common Stock on the NYSE over the five (5) full trading days ending on the day preceding the Closing Date.

“Buyer SEC Report” means any annual, quarterly or current report or proxy material filed or furnished by Buyer with the SEC pursuant to the Exchange Act on or after January 1, 2014.

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“Closing” means the closing to be held on the Closing Date at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin, or such other place as may be agreed to by Buyer and the Company, at which the transactions described in the Agreement shall be effected.

“Commercial Tax Agreement” means customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

“Companies” means collectively the Company, the Bank and the other Company Subsidiaries.

“Company Common Stock” means the Common Stock, $0.01 par value, of the Company.

“Company Equity Plan” means the Company’s 2004 Stock Incentive Plan and 2014 Incentive Compensation Plan.

“Company Plan” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination or severance plans, programs or arrangements or other contracts or agreements to or with respect to which the Company or any Subsidiary or any ERISA Affiliate, is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any ERISA Affiliate.

“Company Restricted Stock Award” means each award of shares of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Equity Plan.

“Company Stock Option” means each option to purchase shares of Company Common Stock granted under a Company Equity Plan.

“Company SEC Report” means any annual, quarterly or current report or proxy material filed or furnished by the Company with the SEC pursuant to the Exchange Act on or after January 1, 2014.

“Company Shareholders” means the holders of the Company Common Stock at any relevant point of time.

“Company Subsidiaries” means the Bank and any Subsidiary.

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“Consent” means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required for any of the execution, delivery or performance of the Agreement or any other Transaction Document, the consummation of the Merger, the Bank Merger or other transaction contemplated hereby or thereby, or the conduct of the businesses or operation of the Companies after the Effective Time, whether such requirement arises pursuant to any Legal Requirement or Contract, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any Contract, which right of breach, default, termination or modification results from the consummation of the Closing Transactions.

“Contemplated Transactions” shall mean the Merger, the Bank Merger and the other transactions and actions contemplated by this Agreement.

“Contract” means any agreement, instrument, document, lease, employee benefit or welfare plan or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof), to which any of the Companies is a party or by which any of the Companies is bound or to which any of the Companies is subject or which pertains to the business or properties of any of the Companies.

“Customary Exceptions” means laws relating to bankruptcy, insolvency, reorganization or other similar provisions affecting creditors’ rights generally and general principles of equity.

“Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air. The term also includes indoor air to the extent it is regulated under any Environmental and Safety Requirements.

“Environmental and Safety Requirements” means all Legal Requirements concerning public health and safety, worker health and safety, or pollution or protection of the Environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, or polychlorinated biphenyls. This includes, without limitation, laws referenced in the definition of “Hazardous Materials” herein and any other international, federal, state or local laws relating to releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, generation, processing, distribution, use, advertising, packaging, labeling, sale, treatment, storage, management, disposal, cleanup, transportation or handling of Hazardous Materials.

“Environmental Lien” means any Lien, either recorded or unrecorded, in favor of any Governmental Entity and relating to any liability arising under Environmental and Safety Requirements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange” means the NYSE, the securities exchange on which shares of Buyer Common Stock are listed.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means United States generally accepted accounting principles as consistently applied by the Company.

“Governmental Entity” means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any state or other political subdivision thereof (whether now or hereafter constituted and/or existing), any self-regulatory authority and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous under any Environmental and Safety Requirements (including, without limitation, substances defined as “hazardous substances”, “hazardous materials”, “hazardous waste”, “pollutant or contaminant”, “petroleum” or “natural gas liquids” in CERCLA, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, or comparable state and local statutes or in the regulations pursuant to said statutes).

“Insider” means any Affiliate, director or executive officer of a Party.

“Knowledge” (and any derivation thereof, whether or not capitalized) means only the current, actual knowledge and awareness (and shall not include any deemed or constructive knowledge or awareness) of the individuals specified in clause (a) or (b) below, as the case may be: (a) in the case of Buyer, Philip B. Flynn, Christopher J. Del Moral-Niles, James S. Payne, Judith M. Docter, Randall J. Erickson and James K. Simons, after reasonable inquiry, and (b) in the case of the Company, David Baumgarten, Michael Dosland, Joseph Fikejs and Michael Crowley Jr., after reasonable inquiry.

“Legal Requirements” means all federal, state, foreign and local laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

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“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Loan” means any loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, letters of credit, interest rate swaps, commitments, guarantees, interest-bearing assets, and other extensions of credit).

“Losses” means all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, Taxes, costs and expenses of every kind and nature (including without limitation reasonable attorneys’ fees).

“Material Adverse Effect” means a material adverse effect on: (a) the businesses, operations, financial condition or results of operations of the applicable Party and its Subsidiaries, taken as a whole; or (b) the ability of a Party to perform its material obligations under the Agreement or any other Transaction Document; provided that, for purposes of clause (a) of this definition, Material Adverse Effect shall not include the impact of (i) a change (after the date hereof) in or the enactment of any Legal Requirement or any change in the interpretation thereof, (ii) any change or event (after the date hereof) relating to the general economy of any nation or region in which the Party operates, (iii) any change or event (after the date hereof) relating to the financial institution industry generally, (iv) taking any action specifically required by this Agreement or with the prior written consent of Buyer, (v) the identity of Buyer or Buyer’s plans for the customers, suppliers, employees, businesses, operations or assets of the Company or any of its Subsidiaries, or (vi) the announcement of the transactions contemplated by this Agreement, except, with respect to subclauses (i), (ii), or (iii), to the extent that the effects of such change or event are disproportionately adverse to the businesses, operations, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry, and in the geographical area, in which such Party and its Subsidiaries operate.

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“Material Contract” means any of the following, except for any Transaction Document: (a) any employment or severance agreement with any officer, individual employee or other Person on a current fulltime or consulting basis; (b) a Contract relating to debt, or a Contract under which any of the Companies is bound to make annual payments in excess of Three Hundred Thousand Dollars ($300,000) or pursuant to which a Lien other than a Permitted Lien was placed on any material asset of any of the Companies; (c) a guaranty by any of the Companies of the performance or payment obligation of any third party; (d) any lease under which any of the Companies is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds Two Hundred Thousand Dollars ($200,000); (e) any Contract with a vendor, consultant, or independent contractor for the purchase of products or services under which the undelivered balance of such products and services in the next twelve (12) months has a sales price in excess of Three Hundred Sixty Thousand Dollars ($360,000); (f) any Contract relating to the leasing, licensing, disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of any of the Companies’ businesses in an amount which exceeds Three Hundred Sixty Thousand Dollars ($360,000); (g) any Contract which imposes any non-compete or client or customer non-solicit requirement or any other provision that imposes any material geographic or other restriction upon the ability of any of the Companies (or, after the Merger, Buyer and its Subsidiaries) to freely engage in any line of business anywhere in the world other than any confidentiality agreement entered into by any of the Companies; (h) any agreement relating to the ownership of, investments in or (other than ordinary course lending relationships) loans to any Person, other than investments, loans or other financing made in the ordinary course of business,; (i) any power of attorney or similar agreement or grant of agency; (j) any partnership or joint venture agreement; (k) any contract relating to capital expenditures that involves total remaining payments by any of the Companies of more than Three Hundred Sixty Thousand Dollars ($360,000); (l) any contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries; or (m) contains exclusive dealing, most favored nations or minimum purchase requirements.

“OCC” means the Office of the Comptroller of the Currency.

“Parties” means Buyer and the Company.

“Permitted Liens” means (a) Liens for Taxes, assessments or government charges or levies not yet delinquent, (b) statutory and contractual Liens granted by the Companies to any landlord, lessor or licensor, (c) Liens reflected in the Company Financial Statements, (d) Liens on other real estate owned junior to a Party’s or Subsidiary’s original Lien on such property; (e) those Liens reflected on Schedule 8.7 as of Closing, and (f) with respect to any Real Property, in addition to (a) - (e) above, (i) zoning, entitlement, building and other land use and similar laws or regulations imposed by any Governmental Entity having jurisdiction over such Real Property and any agreements entered into with respect to the same which do not materially impair the use or occupancy of such Real Property in the current operation of the Companies’ businesses, and (ii) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Real Property which do not materially impair the use or occupancy of such Real Property in the current operation of the Companies’ businesses.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

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“Proprietary Rights” means all of the following items, along with all income, royalties, damages and payments due or payable with respect thereto, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, domain names, trade names and corporate names together with all goodwill associated therewith; copyrights registered or unregistered and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including ideas, know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software and software systems (including data, databases and related documentation) (except for software which is “shrinkwrapped”); licenses or other agreements to or from third parties regarding the foregoing; and all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Proxy Statement” means the definitive proxy statement relating to the Company Shareholders Meeting to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto).

“Real Property” means those certain parcels of real estate described on Schedule 8.7(a), including the improvements thereon or thereto.

“Registration Statement” means the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Buyer in connection with the transactions contemplated by this Agreement.

“Regulatory Approvals” means the requisite approvals of the FRB, the OCC, the WDFI and any other Regulatory Authority whose approval of the Merger or the Bank Merger is required for the Merger under any Legal Requirement, and the registration of the Buyer Common Stock pursuant to the Registration Statement.

“Regulatory Authority” means the FDIC, the FRB, the OCC and the WDFI.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiary” means any subsidiary company that is majority owned, directly or indirectly, by any Party.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “25%” shall be replaced by “50%”) which the Company Board reasonably concludes in good faith to be more favorable from a financial point of view to the Company Shareholders than the Merger and the other transactions contemplated hereby.

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“Takeover Statute” means any provisions of any potentially applicable “control share,” “fair price,” “business combination,” “takeover,” “interested shareholder” or other similar provisions of the WBCL or other applicable law.

“Tax” (and “Taxes,” and with correlative meaning, “Taxable” and “Taxing”) means, with respect to any Person, (a) all federal, state, municipal, local, domestic, foreign or other taxes, imposts, assessments, levy or other similar governmental charge, including ad valorem, alternative or add-on minimum, built-in-gains, capital, capital stock, customs and import duties, disability, documentary stamp, employment, environmental (including taxes under Section 59A of the Code), estimated, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal premium, property, production, profits, property, real property, recording, registration, rent, sales, severance, social security, stamp, transfer, transfer gains, unemployment, use, value added and withholding or other tax of any kind whatsoever, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties; (b) liability of any Person for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any “affiliated group” (as that term is defined in Section 1504(a) of the Code) or any combined, consolidated or unitary group under any similar provision of foreign, state or local law (or being included in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, in each case, other than pursuant to any Commercial Tax Agreement.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination assessment or collection of Taxes or the administration of any Legal Requirement relating to any Taxes.

“Title IV Company Plan” means each Company Plan and any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Companies, any of their Subsidiaries or any of their ERISA Affiliates that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

“Transaction Documents” means the Agreement and the other agreements and instruments delivered pursuant hereto or thereto, including the Bank Merger Agreement.

“Transition Date” means, with respect to any Covered Employee, the date on which such Covered Employee became eligible to participate in a Buyer Benefit Plan.

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EXHIBIT B

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of July 20, 2017, is entered into by and among ASSOCIATED BANC-CORP, a Wisconsin corporation (“Buyer”), BANK MUTUAL CORPORATION, a Wisconsin corporation (the “Company”), and [ ], a shareholder of the Company (the “Shareholder”).

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof, by and between Buyer and the Company, the Company will be merged with and into Buyer, with Buyer as the surviving corporation (the “Merger”);

WHEREAS, the Shareholder beneficially owns the number of shares of Common Stock, $0.01 par value, of the Company (“Company Common Stock”) as set forth in the Company’s proxy statement for its 2017 annual meeting of shareholders (the “2017 Proxy Statement”) together with changes in ownership, if any, thereto reflected on any subsequently filed Form 4 (the “Existing Shares”); and

WHEREAS, as an inducement and a condition to Buyer and the Company to entering into the Merger Agreement, Buyer and the Company have required that the Shareholder, in his or her capacity as a shareholder of the Company, enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agrees as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

2.	Voting Agreement. From the date hereof until the earlier of (a) the Closing Date, (b) the termination of the Merger Agreement in accordance with its terms, (c) the date at the Company Board validly makes an Adverse Recommendation pursuant to the Merger Agreement, and (d) the date of any amendment to, or waiver or modification of, the Merger Agreement that reduces the amount of the consideration payable to holders of Company Common Stock in the Merger pursuant to the Merger Agreement if, in the case of this clause (d), the Shareholder has voted against such matter in the Shareholder’s capacity as a director of the Company (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees, that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of his or her Existing Shares and other shares of Company Common Stock over which he or she has acquired beneficial ownership after the date hereof (including any shares of Company Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Company Common Stock or otherwise) (collectively, the “New Shares” and, together with the Existing Shares, the “Shares”), which he or she owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, materially impede or materially delay the Company’s or Buyer’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to Shareholder in his or her capacity as a shareholder or as a trustee or a limited general partner in any entity holding Shares, and, to the extent the Shareholder serves as a member of the board of directors or officer of the Company, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as a director or officer to the Company or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Shareholder serves in any partner, shareholder or trustee capacity. To the extent the Shareholder does not control, by himself or herself, the determinations of such shareholder entity, the Shareholder agrees to exercise all voting or other determination rights he or she has in such shareholder entity to carry out the intents and purposes of his or her support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement.

3.	GRANT OF IRREVOCABLE PROXY. IN THE EVENT OF A FAILURE BY THE SHAREHOLDER TO ACT IN ACCORDANCE WITH THE SHAREHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 2 DURING THE SUPPORT PERIOD, THE SHAREHOLDER HEREBY IRREVOCABLY (DURING THE SUPPORT PERIOD) GRANTS TO AND APPOINTS BUYER AS THE SHAREHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF THE COMPANY’S SHAREHOLDERS, HOWEVER CALLED, OR IN CONNECTION WITH ANY WRITTEN CONSENT OF THE COMPANY’S SHAREHOLDERS, WITH RESPECT TO THE SHARES REGARDING THE MATTERS REFERRED TO IN SECTION 2 DURING THE SUPPORT PERIOD, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE SHAREHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 2 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE DURING THE SUPPORT PERIOD. DURING THE SUPPORT PERIOD, THE SHAREHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE SHAREHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 2 AND THIS SECTION 3.

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4.	Transfer Restrictions prior to Merger. The Shareholder hereby agrees that he or she will not, during the Support Period, without the written consent of Buyer, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a “Transfer”); provided that the Shareholder may Transfer Shares (a) for philanthropic purposes, (b) for estate planning purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement, (c) upon the death of the Shareholder, (d) for funds for the payment of the exercise price and/or income tax withholding or estimated tax payment obligations in connection with the exercise of stock options or the vesting of restricted stock, or (e) transfers of shares held as a trustee or administrator from a trust or estate to a beneficiary thereof pursuant to the terms of such trust or estate.

5.	Representations of the Shareholder. The Shareholder represents and warrants to Buyer as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon the Shareholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, (d) as of the date hereof, the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares, (e) as of the date hereof, the Shareholder beneficially owns the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations or as disclosed in the 2017 Proxy Statement).

6.	Effectiveness. This Agreement shall be effective upon signing and delivery. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement (other than Sections 7 through 12) shall automatically terminate and be null and void and of no effect.

7.	Entire Agreement; Assignment. This Agreement is irrevocable. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by Buyer to a majority-owned affiliate or any successor-in-interest of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder.

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8.	Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Buyer would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Buyer may be entitled (including monetary damages), Buyer shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. The Shareholder further agrees that neither Buyer nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.	Governing Law; Jurisdiction and Venue. All questions concerning the construction, validity enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Wisconsin, without giving effect to any choice of law of conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Courts of Wisconsin or federal court within the State of Wisconsin), in any action or proceeding arising out of or relating to this Agreement and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 12, and (b) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.	Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect, and the court construing this Agreement shall add as a part of this Agreement, a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

11.	Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Buyer and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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12.	Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

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SIGNED as of the date first set forth above:

ASSOCIATED BANC-CORP	BANK MUTUAL CORPORATION

By:	By:
Name:	Name:
Title:	Title:

Additional Signatures on Next Page

[Signature Page to Voting and Support Agreement]

SHAREHOLDER:

[Signature Page to Voting and Support Agreement]